Exhibit 10.7

PLAIN ENGLISH GROWTH CAPITAL LOAN AND SECURITY AGREEMENT

This is a PLAIN ENGLISH GROWTH CAPITAL LOAN AND SECURITY AGREEMENT dated as of March 1, 2019 by and between (i) CASPER SLEEP INC., a Delaware corporation, CASPER SLEEP RETAIL LLC, a Delaware limited liability company and CASPER SCIENCE LLC, a Delaware limited liability company, as borrowers, and any other Person that executes a Joinder Agreement to become a borrower under this Agreement, and (ii)(A) TRIPLEPOINT VENTURE GROWTH BDC CORP., a Maryland corporation, in its capacity as a lender (in such capacity, “TPVG”) and in its capacity as Collateral Agent pursuant to the Collateral Agency Agreement (as defined herein) (in such capacity, “Collateral Agent”) and (B) TRIPLEPOINT CAPITAL LLC, a Delaware limited liability company, in its capacity as a lender (in such capacity, “TPC”; TPVG and TPC, in their respective capacities as lenders, each a “Lender” and collectively the “Lenders”).

The words “We”, “Us”, and “Our” refer to Lenders and Collateral Agent, collectively. Unless otherwise specified, the words “You” and “Your” refer to each of and all of CASPER SLEEP INC., CASPER SLEEP RETAIL LLC, CASPER SCIENCE LLC and any other Person that executes a Joinder Agreement to become a borrower under this Agreement, and, not to any individual, and CASPER SLEEP INC., CASPER SLEEP RETAIL LLC, CASPER SCIENCE LLC and any other Person that executes a Joinder Agreement to become a borrower under this Agreement, shall be jointly and severally liable for any and all of Your agreements and obligations under this Agreement. The words “the Parties” refers to each of and all of Lenders, Collateral Agent, CASPER SLEEP INC., CASPER SLEEP RETAIL LLC, CASPER SCIENCE LLC and any other Person that executes a Joinder Agreement to become a borrower under this Agreement. This Plain English Growth Capital Loan and Security Agreement may be referred to as the “Agreement”.

The Parties agree to the following mutual agreements and conditions listed below:

GROWTH CAPITAL LOAN FACILITY INFORMATION

Facility Number

Part 1: ####-##-##

Part 2: ####-##-##

Part 3: ####-##-##

Part 4: ####-##-##

Commitment Amount

Part 1:  $50,000,000 available upon completion of the Part 1 Milestone, allocated between Lenders as follows:

TPVG Commitment Amount	$30,000,000
TPC Commitment Amount	$20,000,000

Part 2:  $12,500,000 available Upon Request and Approval following full utilization of the Part 1 Commitment Amount and execution of a warrant agreement in substantially the same form as the Warrant Agreement executed on the Closing Date, allocated between Lenders as follows:

TPVG Commitment Amount	Allocation to be determined at time of availability
TPC Commitment Amount

Part 3:  $12,500,000 available Upon Request and Approval following full utilization of the Part 1 Commitment Amount and execution of a warrant agreement in substantially the same form as the Warrant Agreement executed on the Closing Date, allocated between Lenders as follows:

TPVG Commitment Amount	Allocation to be determined at time of availability
TPC Commitment Amount

Part 4:  $25,000,000 available Upon Request and Approval following full utilization of the Part 1 Commitment Amount and execution of a warrant agreement in substantially the same form as the Warrant Agreement executed on the Closing Date, allocated between Lenders as follows:

TPVG Commitment Amount	Allocation to be determined at time of availability
TPC Commitment Amount

Minimum Advance Amount	Availability Period	Loan Term	Interest Rate
None.	Part 1: Closing Date through February 28, 2021.* Parts 2, 3, and 4: To be determined. *The Parties acknowledge the Part 1 Milestone was completed prior to the Closing Date.	Part 1: See Table of Terms, “Advance Options” Parts 2, 3, and 4: To be determined.	Part 1: See Table of Terms, “Advance Options” Parts 2, 3, and 4: To be determined. (Prime Rate as published in the Wall Street Journal, however, in no event shall the Prime Rate be less than 5.25%)

Security Interest	End Of Term Payment	Facility Fee
First priority security interest in all Collateral (subject only to clauses (viii), (ix), (x) and (xi) of the definition of “Permitted Liens”)	Part 1: See Table of Terms, “Advance Options” Parts 2, 3, and 4: To be determined.

Part 1: $625,000 due on the Closing Date, allocated $375,000 to TPVG and $250,000 to TPC

Part 2: $156,250 due immediately upon availability of the Part 2 Commitment Amount, allocated pro-rata to TPVG and TPC based upon the Part 2 Commitment Amount allocation.

Part 3: $156,250 due immediately upon availability of the Part 3 Commitment Amount, allocated pro-rata to TPVG and TPC based upon the Part 3 Commitment Amount allocation.

Part 4: $312,500 due immediately upon availability of the Part 4 Commitment Amount, allocated pro-rata to TPVG and TPC based upon the Part 4 Commitment Amount allocation.

ADVANCE OPTIONS*

*Options available subject to Section 1.

Option A	Option B	Option C
Loan Term: 3 Months (Months 1-3 interest only, with principal due at the end of the Loan Term) Interest Rate: Prime Rate plus 0.0% End of Term Payment: 0.25% of each Advance	Loan Term: 6 Months (Months 1-6 interest only, with principal due at the end of the Loan Term) Interest Rate: Prime Rate plus 1.0% End of Term Payment: 1.25% of each Advance	Loan Term: 9 Months (Months 1-9 interest only, with principal due at the end of the Loan Term) Interest Rate: Prime Rate plus 1.5% End of Term Payment: 2.25% of each Advance

Option D	Option E	Option F
Loan Term: 12 Months (Months 1-12 interest only, with principal due at the end of the Loan Term) Interest Rate: Prime Rate plus 2.25% End of Term Payment: 3.0% of each Advance	Loan Term: 18 Months (Months 1-18 interest only, with principal due at the end of the Loan Term) Interest Rate: Prime Rate plus 3.0% End of Term Payment: 4.75% of each Advance	Loan Term: 24 Months Interest Rate: Prime Rate plus 0.75% End of Term Payment: 4.0% of each Advance

Option G	Option H	Option I
Loan Term: 30 Months Interest Rate: Prime Rate plus 1.25% End of Term Payment: 5.5% of each Advance	Loan Term: 42 Months Interest Rate: Prime Rate plus 2.5% End of Term Payment: 7.0% of each Advance	Loan Term: 48 Months Interest Rate: Prime Rate plus 3.25% End of Term Payment: 7.0% of each Advance

Option J	Option K	Option L
Loan Term: 24 Months (Months 1-12 interest only, followed by 12 months of principal and interest payments) Interest Rate: Prime Rate plus 1.75% End of Term Payment: 5.75% of each Advance	Loan Term: 30 Months (Months 1-15 interest only, followed by 15 months of principal and interest payments) Interest Rate: Prime Rate plus 3.0% End of Term Payment: 5.75% of each Advance	Loan Term: 36 Months (Months 1-18 interest only, followed by 18 months of principal and interest payments) Interest Rate: Prime Rate plus 3.75% End of Term Payment: 7.0% of each Advance

Option M	Option N	Option O
Loan Term: 42 Months (Months 1-21 interest only, followed by 21 months of principal and interest payments) Interest Rate: Prime Rate plus 4.25% End of Term Payment: 8.25% of each Advance	Loan Term: 48 Months (Months 1-24 interest only, followed by 24 months of principal and interest payments) Interest Rate: Prime Rate plus 5.0% End of Term Payment: 8.25% of each Advance	Loan Term: 24 Months (Months 1- 24 interest only, with principal due at the end of the Loan Term) Interest Rate: Prime Rate plus 4.25% End of Term Payment: 6.0% of each Advance

Option P	Option Q	Option R
Loan Term: 36 Months (Months 1- 36 interest only, with principal due at the end of the Loan Term) Interest Rate: Prime Rate plus 6.0% End of Term Payment: 6.25% of each Advance	Loan Term: 42 Months (Months 1- 42 interest only, with principal due at the end of the Loan Term) Interest Rate: Prime Rate plus 6.75% End of Term Payment: 6:5% of each Advance	Loan Term: 48 Months (Months 1- 48 interest only, with principal due at the end of the Loan Term) Interest Rate: Prime Rate plus 7.25% End of Term Payment: 7.5% of each Advance

Option S only available in connection with Option R

Loan Term: The Loan Term for advances under Option R may be extended by an additional 12 months of interest only, for a total of 60 Months (Months 1-60 interest only, with remaining principal due at the end of the Loan Term), upon Your request in writing to Us and Our approval, which We may approve in Our sole discretion.

Interest Rate: Prime Rate plus 8.00%.

End of Term Payment: 8.50% of each Advance funded

OUR CONTACT INFORMATION

Name	Address For Notices	Contact Person
TPVG and Collateral Agent: TriplePoint Venture Growth BDC Corp. TPC: TriplePoint Capital LLC	2755 Sand Hill Rd., Ste. 150 Menlo Park, CA 94025 Tel: (###) ###-#### Fax: (###) ###-####	Sajal Srivastava, President Tel: (###) ###-#### Fax: (###) ###-#### email: legal@triplepointcagital.com

YOUR CONTACT INFORMATION

Customer Name	Address For Notices	Contact Person
Casper Sleep Inc. Casper Sleep Retail LLC Casper Science LLC	230 Park Avenue South 13th Floor New York, NY 10003	Greg Macfarlane, CFO Tel: (###) ###-#### Fax: n/a email: ####.##########@#####.com With copy to: ####.#####@######.com

Capitalized terms defined in the Table of Terms shall have the meanings given to those terms in such table, and other capitalized terms not otherwise defined in the body of this Agreement are defined in Section 21. Any accounting term not specifically defined herein shall be construed in accordance with GAAP, and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person should be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

1.                                      WHAT THE PARTIES AGREE TO FINANCE; DESIGNATION OF LEAD BORROWER

Use of Proceeds. Provided that the conditions in Sections 4 and 5 and elsewhere in this Agreement are met, each Lender (severally and not jointly or jointly and severally) will lend to You the Parts of the Commitment Amount specified for such Lender as reflected in the Table of Terms and You agree to use such proceeds to finance any of Your general corporate needs. Lenders will lend to You advances (each an “Advance”) in minimum amounts as set forth in the Table of Terms up to a maximum of the Commitment Amount for each Part as provided in the Table of Terms; provided, that each Lender’s funding obligation with respect to any Advance (x) shall be several and not joint or joint and several, (y) shall be in an amount equal to its Pro Rata Share thereof, and (z) shall not exceed the then remaining unfunded amount of such Lender’s individual Commitment Amount for the applicable Part as provided in the Table of Terms. Each Lender’s obligation to fund Advances under each Part of the Commitment Amount under this Agreement will end on the last day of the Availability Period noted in the Table of Terms for such Part.

Advance Options. You agree not to request any Advance Options in which the final payments (including End of Term Payments) would be due and owing prior to the permitted date as further set forth in the Working Capital Intercreditor Agreement in effect at the time of such Advance Request and if You do request such Advance Option, We shall not be obligated to fund such Advance.

Lead Borrower. CASPER SLEEP RETAIL LLC, CASPER SCIENCE LLC and any Person that executes a Joinder Agreement to become a borrower under this Agreement hereby designates CASPER SLEEP INC. as its representative and agent on its behalf for the purposes of giving and receiving all Advance Requests and all other notices and consents under this Agreement or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of CASPER SLEEP RETAIL LLC, CASPER SCIENCE LLC and any Person that executes a Joinder Agreement to become a borrower under this Agreement, under this Agreement and the other Loan  Documents. CASPER SLEEP INC. hereby accepts such appointment. We may regard any notice or other communication pursuant to this Agreement or any other Loan Document from CASPER SLEEP INC. as a notice or communication from all of You, and may give any notice or communication required or permitted to be given to any of You hereunder to CASPER SLEEP INC. on behalf of each of You. Each of You agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on Your behalf by CASPER SLEEP INC. shall be deemed for all purposes to have been made by each of You and shall be binding upon and enforceable against each of You to the same extent as if the same had been made directly by each of You.

2.                                      YOU WILL ENTER INTO MULTIPLE PROMISSORY NOTES

The Plain English Growth Capital Promissory Note in the form of Exhibit A (the “Promissory Note”) is the document You will enter into in favor of each Lender each time an Advance is to be funded (it being understood that separate Promissory Notes will be issued to each Lender with respect to each Advance). The Promissory Note will contain the specific financial terms of the Advance (e.g. amount funded, interest rate, maturity date, Advance Date, payment due dates etc.) and all of the terms and conditions of this Agreement are incorporated in and made a part of each Promissory Note. There may be multiple Promissory Notes associated with this Agreement.

3.                                      YOUR LOAN FACILITY COMMITMENT AMOUNT MAY BE DIVIDED INTO PARTS

The Commitment Amount and/or its corresponding parts (if any) will be noted in the Table of Terms (“Parts”). For purposes of this Agreement, references to the Commitment Amount shall mean the Part or Parts which are available and in effect. Certain terms or conditions associated with the availability of such Part are listed in the Table of Terms. As to any Part that is available “Upon Request and Additional Approval”, You are required to make a request to utilize that additional Part in writing to Lenders (the “Commitment Increase Request Notice”), prior to Your submission of a corresponding Advance Request. After Lenders’ receipt of the Commitment Increase Request Notice, Lenders will review the information available to them and conduct any legal and business due diligence deemed necessary by them in connection with their attempt to obtain their respective requisite credit approvals and such approval shall be in each Lender’s sole discretion. Each Lender’s agreement to consider providing the additional Part is not, and is not to be construed as, a commitment, offer, or agreement to provide such additional Part.

Part 1 Milestone: The availability of the Part 1 Commitment Amount is subject to confirmation satisfactory to each Lender that You have completed the Part 1 Milestone on or before February 28, 2019, as determined by each Lender in its sole discretion.

4.                                      HOW WILL YOU REQUEST ADVANCES

In addition to the requirements of Section 5 set forth below, You agree to follow the procedures listed below to have Lenders extend an Advance to You:

• You will submit to Us (by facsimile, mail or electronic mail) a completed Advance Request in the form attached as Exhibit B signed by Your Chief Executive Officer, President or Chief Financial Officer. The Advance Request shall be irrevocable.

• Such Advance Request must be submitted and received by Us no later than 5:00 p.m. PT five (5) Business Days prior to the last day of the applicable Availability Period. Any Advance Request submitted after 5:00 p.m. PT shall be considered received the following Business Day.

• Each Advance Request will state a requested funding date that is at least five (5) Business Days after the date such Advance Request is submitted to Us.

After We check and approve the information You provide in the Advance Request, We will prepare and provide to You Promissory Notes for each Lender and an amortization schedule (consistent with this Agreement) for Your signature. Upon receipt of the Promissory Notes signed by Your authorized officer and confirmation by Us that all conditions to funding an Advance have been met, each Lender will then advance its Pro Rata Share of the requested funds to You.

All the terms, conditions, and covenants of this Agreement shall apply to all Advances whether or not each Advance is evidenced by a Promissory Note. You agree that We may rely on, and shall be fully protected in relying upon, any notice or Advance Request given by any person We reasonably believe to be Your authorized representative without the necessity of Our conducting an independent investigation, including Your contact person listed in the Table of Terms.

5.                                      CONDITIONS FOR US TO MAKE LOANS TO YOU

Each Lender’s obligation to fund any Advance that You request under this Agreement is subject to satisfaction of each of the conditions set forth in Sections 4 and 18 and each of the following conditions:

•                  The representations and warranties in this Agreement and in the Warrant Agreement(s) shall be true, complete and correct in all material respects on and as of the date(s) Lenders fund each Advance with the same effect as though they were made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall remain true, complete and correct in all material respects as of such earlier date; provided, however, that such materiality qualifiers shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof. Each Advance Request will constitute Your representation and warranty on the relevant Advance Date as to the matters provided in Sections 11 and 12 and as to the matters set forth in the Advance Request.

•                  You shall be in compliance with all the terms and provisions set forth in this Agreement, each Promissory Note and each other Loan Document, and at the time of and immediately after such Advance: (a) no Default or Event of Default shall have occurred and be continuing, and (b) no fact or conditions shall exist that would (or would with the passage of time, the giving of notice, or both) constitute a Default or an Event of Default under this Agreement or any other Loan Document.

•                  You shall provide Collateral Agent with all appropriate assignments, notices and control agreements that are necessary or desirable to perfect or maintain Collateral Agent’s first priority Lien in all of the Collateral (subject only to clauses (viii), (ix), (x) and (xi) of the definition of “Permitted Liens”).

•                  You shall have paid to each Lender the entire amount of its respective portion of the Facility Fee then due and payable to such Lender as indicated in the Table of Terms relating to the Part under which such Advance is funded.

•                  No event or circumstance shall exist or have occurred that has had or could reasonably be expected to have a Material Adverse Effect.

•                  You shall have delivered to each Lender the Warrant Agreement to be issued to such Lender.

•                  We shall have received all of the agreements, documents, instruments and other items set forth in the Schedule of Documents attached hereto as Schedule 2, each in form and substance reasonably satisfactory to Us.

•                  We shall have received certificates of insurance, endorsements and other documents evidencing Your compliance with Section 10 in form and substance reasonably acceptable to Us.

•                  Prior to any Advances under the Part 1 Commitment Amount, You shall have completed the Part 1 Milestone.

•                  With respect to the Part 2 Commitment Amount, Part 3 Commitment Amount and Part 4 Commitment Amount if made available, You shall have delivered to each Lender the warrant agreement to be entered into between You and such Lender after the Closing Date with respect to the Part 2 Commitment Amount, Part 3 Commitment Amount and Part 4 Commitment Amount which warrant agreement shall be substantially in the same form as the Warrant Agreement executed on the Closing Date.

•                  You shall submit to Us any other documents and other information that We may request.

6.                                      YOU MAY PREPAY YOUR PROMISSORY NOTES

You may at any time prepay all Promissory Notes with respect to any Advance in full (but not in part), without premium or penalty, by (a) giving five (5) Business Days prior written notice to Us, and (b) paying: (i) the remaining outstanding principal amount and all accrued interest calculated as if the date of such prepayment occurred on the next scheduled monthly payment date per the respective Promissory Notes, (ii) the End of Term Payment for such Advance, (iii) all other Secured Obligations, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts as of the date of prepayment, and (iv) the Prepayment Fee for such Advance (the amounts payable under the foregoing clauses (i), (ii) and (iv) to be paid to each Lender based on its respective Pro Rata Share, and the amounts payable under the foregoing clause (iii) to be paid to each of Us as Our respective interests appear).

7.                                      THE MAXIMUM RATE OF INTEREST; DEFAULT RATE

Maximum Rate of Interest. It is not Our intent to receive interest at a rate greater than the maximum rate permissible by law, which We shall call the “maximum rate”. If a court determines You have actually paid Us interest based on a rate that exceeds the maximum rate, then We shall apply the excess as follows: first, to the payment of the outstanding principal amount of the Secured Obligations; second, after all principal is repaid, to the payment of Our accrued interest and any other principal, interest, fees, costs or other amounts owed by You to Us in respect of the Secured Obligations; and third, after all amounts owed by You to Us are repaid, the excess (if any) shall be refunded to You.

Default Interest. In the event that You do not pay any interest when due, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in the Table of Terms. Upon and during an Event of Default, all principal, interest or other amounts owed by You to Us shall bear interest at a rate per annum equal to the rate set forth in the Table of Terms plus five percent (5%) per annum (the “Default Rate”).

8.                                      YOU GRANT COLLATERAL AGENT A SECURITY INTEREST

Each of You grants to Collateral Agent, on behalf of and for the benefit of Collateral Agent and Lenders, a first priority (subject only to clauses (viii), (ix), (x) and (xi) of the definition of

“Permitted Liens”), continuing security interest in and Lien upon all of Your right, title and interest in each of the following whether now owned or hereinafter acquired and wherever located:

•                  All Receivables;

•                  All Equipment;

•                  All Fixtures;

•                  All General Intangibles;

•                  All Intellectual Property;

•                  All Inventory;

•                  All Investment Property;

•                  All Deposit Accounts;

•                  All Cash;

•                  All commercial tort claims, if any, as listed on Exhibit C;

•                  All Goods and personal property, whether tangible or intangible and whether now or hereinafter owned or existing, leased, consigned by or to or acquired and wherever located; and

•                  To the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, rents, profits, and products of each of the foregoing.

All the above listed items will be collectively called the “Collateral”.

Notwithstanding the above, Collateral excludes (i) Intellectual Property currently held or hereafter obtained, but includes Proceeds of Intellectual Property (including but not limited to all Receivables, rights to payment and General Intangibles arising from the sale, licensing or disposition of all or any part of, or rights in, the foregoing); provided, however, other than non-exclusive licenses or non-perpetual exclusive licenses with respect to geographic area, fields of use and customized products for specific customers that would not result in a transfer of title of the licensed property under applicable law, all given in the ordinary course of Your business, in the event any of You transfer, sell, assign, grant a security interest in, hypothecate, permit or suffer to exist any Lien, or otherwise transfer any interest in or encumber any portion of the Intellectual Property, either voluntarily or involuntarily, without Collateral Agent’s prior written consent, Collateral Agent’s security interest shall include (and shall be deemed to have a Lien in such assets included from the Closing Date) all Intellectual Property, (ii) any license which is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the UCC); (iii) equity interests of a controlled foreign corporation (as defined in the IRC), other than a Material Foreign Subsidiary, in excess of 65% of the voting power of all classes of equity interests of such controlled foreign corporations entitled to vote, (iv) any property for which the granting of a security interest therein is contrary to applicable law or any agreement governing the financing of the acquisition of such property, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, and (v) cash and securities held in the Excluded Accounts, until such time as they are no longer maintained in an Excluded Account.

All references herein or in any other Loan Document to any Lien or security interest of Collateral Agent shall be deemed to refer to the Lien of Collateral Agent on behalf of and for the benefit of itself and the Lenders.

9.                                      HOW AND WHAT YOU WILL PAY US

Payments. The first payment date for each Advance will be the first day of the month following the month in which the Advance was funded, unless that Advance is funded on the first day of that month, in which case the first payment date shall be the Advance Date.

Each Advance shall be due in monthly installments consisting of either (a) that number of months of interest only payments as indicated in the Table of Terms followed by the remaining monthly installment payments, as indicated in the Table of Terms, of principal and interest, (b) if no interest only payments are indicated in the Table of Terms for such Advance, that number of months as indicated in the Table of Terms for such Advance of monthly installment payments of principal and interest, or (c) that number of months of interest only payments as indicated in the Table of Terms for such Advance followed by the outstanding principal amount of such Advance due on the last day of the last month of the Loan Term for such Advance. All payments are payable on the first day of each month through the last payment date (unless that date falls on a day that is not a Business Day in which event such payment shall be due on the previous Business Day). The outstanding balance of each Advance shall be due and payable in full in immediately available funds on the Maturity Date (as defined in the Promissory Notes for such Advance), if not sooner paid in full.

Interest. The principal balance of each Promissory Note shall accrue interest at the percentage per year as indicated in the Table of Terms, and shall be computed daily on the basis of a year consisting of 360 days for the actual number of days occurring in the period for which such interest is payable, and interest shall accrue in advance from the Advance Date. In the event that the Prime Rate is changed from time to time during the term of this Agreement, the applicable rate of interest for the outstanding principal balance of the Advances shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate.

Interim Payment. In the event an Advance is made on any day other than the first day of the month, You shall make payment to Lenders on the Advance Date in an amount equal to the per diem interest for the time from the Advance Date through and including the last day of the month in which the Advance is funded.

Fees. You shall pay to Lenders (or in the case of Audits and Inspections, each of Us) the following fees and expenses:

•                  Facility Fees. On or before the Commitment Date, or upon availability of additional Commitment Amounts, as the case may be, the respective Facility Fee as indicated in the Table of Terms.

•                  End of Term Payment. Upon the earlier of the expiration of the Loan Term or last payment date for any Promissory Note, the End of Term Payments as indicated in the Table of Terms.

•                  Audits and Inspections. Field audit charges in the amount of $800 per diem per auditor (or the then prevailing rate charged by Collateral Agent or the applicable Lender, whichever is greater) plus actual reasonable and documented out-of-pocket expenses, in connection with one field examination per year (or more if a Default or Event of Default has occurred and is continuing) conducted in accordance with this Agreement. In addition, all reasonable documented legal fees and expenses incurred in connection with the annual legal review by Collateral Agent of this Agreement, the Loan Documents and Collateral.

•                  Prepayment Fee. An additional prepayment premium (“Prepayment Fee”) shall be payable as follows for prepayment of any Advance (other than Advances under Option A through Option E):

(a)                                 If prepaid in months 1-18 following the Advance Date for such Advance: 1.5% of the outstanding balance of such Advance; and

(b)                                 If prepaid after month 18 following the Advance Date for such Advance, no additional prepayment premium shall be due.

Re-Borrowing. Except with respect to Advances made under Option A through Option E, any amounts that You repay on the Advances may not be re-borrowed. Advances made under Option A through Option E, may be repaid and re-borrowed until the last day of the applicable Availability Period.

Flex-Option. During the Availability Period, with regard to Advances under the respective Commitment Amount, upon Your written request, which request may be approved by each Lender in its sole discretion (it being understood that all Lenders must approve any such request), and so long as no Default or Event of Default has occurred and is continuing, You may request for any outstanding Advance under such Commitment Amount to elect one of the other  payment structures under the Advance Options of the Table of Terms reduced by the number of months that have expired on the Advance under the current Option. Such request must be received no later than the 15th of any given month. In the event all Lenders consent to the flex-option request, You agree to execute an amendment to the Promissory Note for such Advance evidencing the new payment Option elected. The Lenders’ agreement to consider providing the extension of flex-option is not, and is not to be construed as, a commitment, offer, or agreement to provide such flex-option.

Interest Rate Adjustment. The Part l and Part 2 Commitment Amount Interest Rates will be adjusted as follows: if You consummate Your initial public offering (“IPO”) on or before December 31, 2020 in which You obtain net offering proceeds, after deduction of all fees and commissions, of not less than $100,000,000, then effective the first month following such consummation, for the purpose of interest accrual from and after such consummation, the Interest Rate on all outstanding Advances shall be reduced by one percent (1%).

IPO Reduced Payment Option. If as of any date during the Loan Term, (i) You are current on all payments that had been due and payable through such date, and (ii) no Default or Event of Default has occurred and is continuing as of such date, then You, at Your sole option and election, may provide Us with the following:

(a)                                 written notice of Your planned IPO (the “IPO Notice”);

(b)                                 evidence in the form of the filing of an S-1 registration statement contemplating an IPO from which You reasonably expect to obtain gross proceeds of not less than $100,000,000, and retention of at least one underwriter; and

(c)                                  receipt by Us of a fee equal to l% of the outstanding principal amounts for all Advances then outstanding.

As of the first day of the month following the satisfaction of each of the conditions set forth in the preceding sentence, then the following shall occur:

(A)                               the monthly installments of principal and interest that would otherwise be due and payable under the applicable Advance shall be reduced to an amount that is one-half of the amount that would otherwise be due and payable under such Advance for a period equal to the lesser of (l) the remaining term of such Promissory Note or (2) six months (the “Reduced Payment Period” and such amount, the “Reduced Payment Amount”);

(B)                               at Your option, the deferred principal and interest may be paid (l) on the last day of the Reduced Payment Period or (2) over the remaining Loan Term. In no event shall the Maturity Date of any applicable Promissory Note be extended; and

(C)                               amended and restated Promissory Notes shall be issued by You in favor of Us to evidence these reduced payment amounts and the repayment of the deferred amounts elected by You.

Pro Rata Payments. All payments on account of any Advance (whether of principal, interest, interim payment, fees or otherwise) shall be payable to Lenders based on their respective Pro Rata Shares.

Miscellaneous. Payments are due electronically by automatic debit through Automated Clearing House (ACH) payment on or before the first day of each month. You agree to fill out and execute the electronic funds transfer/automatic debit Authorization forms that We provide. If We do not receive any payments from You within two (2) Business Days after they are due, You will pay the applicable Person a late charge on the overdue amount. The late charge will be equal to five percent (5%) of the amount due for each month not paid when due and until such time as payment is received. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that each of Us will receive the entire amount of any Secured Obligations payable to Us under this Agreement, regardless of the source of payment. Any interest not paid when due shall be compounded by becoming a part of the Secured Obligations, and such interest shall then accrue interest at the rate then applicable under this Agreement and the applicable Promissory Note.

10.                               INSURANCE

So long as there are any Secured Obligations outstanding (other than inchoate indemnity obligations), You shall carry and maintain commercial general liability insurance, against risks customarily insured against in Your line of business. All such insurance shall be in form, with companies, and in amounts reasonably acceptable to Us (it being understood that the coverage levels and insurance providers as in effect on the Closing Date are satisfactory to Us). Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual   liability. You must maintain a minimum of One Million Dollars ($1,000,000) of commercial general liability insurance for each occurrence. So long as there are any Secured Obligations outstanding (other than inchoate indemnity obligations), You shall also carry and maintain insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, including the perils of fire, windstorm, flood, and earthquake, in an amount not less than the full replacement cost of the Collateral. You shall also carry and maintain a fidelity insurance policy in an amount not less than One Million Dollars ($1,000,000) as a policy limit.

You shall submit to Us certificates of insurance, which reflect Your compliance with Your insurance obligations in the above paragraph and the obligations contained in this Section. Your insurance certificate shall state that We are an additional insured for commercial general liability, an additional insured and a lender loss payee for all risk property damage insurance, and a loss payee for fidelity insurance. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance and fidelity insurance.

The certificates of insurance will state that the coverage evidenced is primary and non-contributory to any insurance or Our self-insurance, and will further state that a waiver of subrogation in favor of Us has been agreed to. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Us of cancellation. Any failure by Us to scrutinize such insurance certificates for compliance is not a waiver of any of Our rights, all of which are reserved.

11.                               REPRESENTATIONS AND WARRANTIES FROM YOU

You represent and warrant that:

•                  Collateral Title. You own all right, title and interest in and to the Collateral, free of all Liens whatsoever, except for Permitted Liens.

•                  Granting of Lien. You have the full power and authority to, and do grant and convey to Collateral Agent, a Lien on the Collateral as security for the Secured Obligations, free of all Liens other than Permitted Liens and shall execute such notices, assignments, and control agreements, in connection herewith as We may reasonably request to perfect and obtain the priority of Collateral Agent’s Lien on the Collateral. Except for Permitted Liens, the Collateral is not subject to any Liens. You are not presently a party to, nor bound by, any material lease, license, contract or agreement which prohibits You or any of Your Subsidiaries from granting a Lien on such lease, license, contract or other agreement (to the extent such prohibition is enforceable under applicable law).

•                  Due Organization. You are a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware with corporate organization number 5421106 for CASPER SLEEP INC., State of Delaware with corporate organization number 7015371 for CASPER SLEEP RETAIL LLC and State of Delaware with corporate organization number 5929920 for CASPER SCIENCE INC and are duly qualified as a foreign corporation in all jurisdictions in which the nature of Your business or location of Your properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect.

•                  Authorization, Validity and Enforceability. Your execution, delivery and performance of the Promissory Notes, this Agreement, all financing statements, all other Loan Documents, and all Excluded Agreements, (i) have been duly authorized by all necessary corporate action, and (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than the Liens created by this Agreement and the other related Loan Documents. The person or people executing this Agreement and other Loan Documents are duly authorized to do so, and the Loan Documents executed by or on behalf of any of You and each term and provision thereof are Your legal, valid and binding obligations, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization or other similar laws generally affecting the enforcement of the rights of creditors and equitable principles (regardless of whether enforcement is sought in equity or at law).

•                  Litigation. Except as set forth in Schedule 1, there are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of any of You, threatened in writing against or affecting any of You or any of the business, property or rights of any of You (i) which involve any Loan Document or Excluded Agreement or (ii) could reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

•                  Compliance with Applicable Laws. None of You are in violation of any law, rule or regulation or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

•                  Conflict. Neither this Agreement nor any other Loan Document (a) violates any provisions of the articles or certificate of incorporation, or bylaws of any of You, or any law, regulation, order, injunction, judgment, decree or writ to which any of You are subject or (b) conflicts with or results in the breach or termination of, constitutes a default under or accelerates or permits the acceleration of any performance required by, any material lease, agreement or other contract to which any of You are a party or by which any of You or any of Your property is bound.

•                  Further Consent. The execution, delivery and performance of this Agreement and the other Loan Documents do not require the consent or approval of any other Person, including any regulatory authority, or governmental body of the United States or any State or any political subdivision of the United States or any state.

•                  Material Adverse Effect. Since December 31, 2018, no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred or is continuing.

•                  Other Defaults. None of You is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which any of You are a party or by which any of You or any of the properties or assets of any of You are or may be bound, in each case where such default could result in an event which, individually or together with any other event, could reasonably be expected to have a Material Adverse Effect.

•                  Other Agreement. None of You is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

•                  Information Correct. No information, report, Advance Request, financial statement, exhibit or schedule furnished by or on behalf of any of You to Us in connection with the negotiation of any Loan Document contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements, in the light of circumstances under which they were, are or will be made, not misleading (it being recognized by Us that projections and estimates as to future events are not to be viewed as facts and that the actual results during the period or periods covered by any such projections and estimates may differ materially from projected or estimated results).

•                  Filing of Taxes. You have filed all federal, state and material local tax returns required to be filed by You (or filed appropriate extensions for the filing of such returns), except to the extent such failure to file has not resulted in the creation of a Lien. Subject to Section 12, Paragraph “Taxes”, You have fully paid or You have reserved for and are contesting in good faith all taxes or installments (including any interest or penalties except if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Two Hundred Fifty Thousand Dollars ($250,000). You have fully paid or reserved for and are contesting in good faith all tax assessments that any of You have received for the 3 years preceding the Closing Date except if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Two Hundred Fifty Thousand Dollars ($250,000).

•                  ERISA Compliance. You have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from the failure by any of You to comply with ERISA that is reasonably likely to result in any of You incurring any liability that could reasonably be expected to have a Material Adverse Effect.

•                  Hazardous Waste. None of the properties or assets of any of You has ever been used by any of You or, to the knowledge of any of You, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the knowledge of any of You, none of the properties or assets of any of You has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no Lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by any of You; and none of You have received a summons, citation, notice, or directive from the Environmental Protection

Agency or any other federal, state or other governmental agency concerning any action or omission by any of You resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment. You have at all times operated Your business in compliance in all material respects with all applicable provisions of federal, state and local statutes and ordinances dealing with the control, shipment, storage or disposal of hazardous materials or substances.

•                  Operation of Business. You own, possess, have access to, or can become licensed on reasonable terms under all patents, patent applications, trademarks, trade names, inventions, franchises, licenses, permits, computer software and copyrights necessary for the operation of Your business as now conducted, with no known infringement of, or conflict with, the rights of others. You have taken reasonable measures to avoid liability from infringement by third parties using Your facilities, in particular that You have complied with the requirements of the Digital Millennium Copyright Act for notice and takedown, if applicable. You have at all times operated Your business in compliance in all material respects with all applicable provisions of the federal Fair Labor Standards Act, as amended.

•                  Trading with the Enemy Act; OFAC; Patriot Act. Neither You nor any of Your Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act or any enabling legislation or executive order relating thereto. Neither You nor any of Your Subsidiaries is in violation of (a) the Trading with the Enemy Act, (b) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (c) the Patriot Act.

•                  Investment Company Act. Neither You nor any of Your Subsidiaries are (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from, or registration or filing with, any governmental authority in connection with Your or its incurrence of debt, (c) and is not a “person” related to Us as described in Sections 57(b) or 57(e) of the Investment Company Act of 1940.

•                  Your Information. Your present name, former names (if any) used in the past five (5) years, locations, and other information are correctly and completely stated on the Certificate of Perfection attached as Exhibit C, as updated from time to time.

•                  Intellectual Property. The Certificate of Perfection attached as Exhibit C contains a true, correct and complete list of each of Your Patents, Trademarks, Copyrights and Licenses, together with application or registration numbers, as applicable, as updated from time to time.

•                  Accounts. The Certificate of Perfection attached as Exhibit C contains a true, correct and complete list of (a) all banks and other financial institutions at which You maintain Deposit Accounts and (b) institutions at which You maintain accounts holding Investment Property owned by You, and such Certificate of Perfection correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefore, as updated from time to time. None of the account debtors or other Persons obligated on any of the Collateral is a governmental authority covered by the federal Assignment of Claims Act or like federal, state or local statute, rule, or law in respect of such Collateral.

12.                               YOUR COVENANTS TO US

So long as the Secured Obligations have not been Paid in Full, each of You covenants to the following:

•                  Legal Existence and Qualification. Each of You will maintain Your, and each of Your Subsidiaries’, legal existence and good standing in Your and their respective jurisdictions of formation or organization, and maintain qualifications to do business in all jurisdictions in which the nature of Your business or location of Your properties require such qualifications and where the failure to be qualified could reasonably be expected to result in an event which, individually or together with any other event, would have a Material Adverse Effect.

•                  Compliance with Laws. Each of You will, and will cause each of Your Subsidiaries to, comply with all laws (including, without limitation, environmental laws) rules, regulations applicable to, and all orders and directives of any governmental or regulatory authority having jurisdiction over, You, Your Subsidiaries or Your business, and with all material agreements to which You or any of Your Subsidiaries are a party, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. None of You nor any of Your Subsidiaries shall become an “investment company” or controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of Your important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any loan for such purpose. None of You, nor any Your Subsidiaries shall fail to meet the minimum funding  requirements of ERISA, permit a reportable event or prohibited transaction, as defined in ERISA, to occur, or fail to comply in all material respects with the Federal Fair Labor Standards Act.

•                  Management Rights. Subject to the limitations set forth under “Audits and Inspections”, each of You will permit any of Our authorized representatives and Our attorneys and accountants on reasonable notice to inspect, examine and make copies and abstracts of Your books of account and records at reasonable times and during normal business hours. In addition, We and Our agents, attorneys and accountants will have the right to meet with the management and officers of any of You to discuss such books of account and records at reasonable times and during normal business hours. In addition, We will be entitled at reasonable times and intervals to consult with and advise the management and officers of any of You concerning significant business issues. Such consultations shall not unreasonably interfere with Your business operations. The Parties intend that the rights granted here shall constitute “management rights” within the meaning of 29 C.F.R Section 25I0.3-l0l(d)(3)(ii), but that any advice, recommendations or participation with respect to any business issues will not be deemed to give Us, nor be deemed an exercise by Us or control over the management or policies of any of You. Further, each Party represents and warrants that each Lender has offered to make available to each of You “significant managerial assistances” (as defined in Section 2(a)(47) of the Investment Company Act of 1940) and, to the extent You accept such offer from any Lender, the scope, terms and conditions of such significant managerial assistance shall be set forth in a separate agreement between You, the applicable Lender and such Lender’s administrator.

•                  Additional Documents and Assurances. Each of You will from time to time execute, deliver and file, alone or with Us, any security agreements, or other documents to perfect or give first priority (subject to Permitted Liens that are specifically designated as being senior in priority) to Collateral Agent’s Lien on the Collateral. Each of You will from time to time obtain any instruments or documents as We may reasonably request, and take all further action that may be reasonably necessary or desirable, or that We may reasonably request, to carry out the provisions and purposes of this Agreement or any other Loan Document or to confirm, perfect, preserve and protect the Liens granted to Collateral Agent. In addition, each of You authorize Collateral Agent to file at any time financing statements, continuation statements, and amendments thereto and applications for registration that (i) either specifically describe the Collateral or describe the Collateral as all of Your assets or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of such jurisdiction, and (ii) contain any other information required by the UCC or under the relevant jurisdiction for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment or application for registration, including whether You are an organization, the type of organization and any organizational identification number (or equivalent information) issued to You, if applicable. Each of You hereby appoint Collateral Agent as its lawful attorney-in-fact to sign Your name on any documents necessary to perfect or continue the perfection of any Lien regardless of whether an Event of Default has occurred until all Secured Obligations have been Paid in Full. Collateral Agent’s foregoing appointment as the attorney in fact for each of You, and all of Collateral Agent’s rights and powers, coupled with an interest, are irrevocable until all Secured Obligations have been Paid in Full.

•                  Protection of Collateral Agent’s Lien. Each of You will take or cause to be taken all actions necessary to protect and defend Your title to the Collateral and Collateral Agent’s Lien on the Collateral. Each of You shall at all times keep the Collateral, and the assets and properties of each of Your Subsidiaries, free and clear from any legal process or Liens whatsoever (except for Permitted Liens) and shall give Us prompt written notice of any legal process affecting the Collateral or the assets and properties of Your Subsidiaries, or any Liens on the Collateral or the assets and properties of Your Subsidiaries (except for Permitted Liens).

•                  Maintenance of Properties. Each of You will maintain and protect Your properties, assets and facilities (and those of Your Subsidiaries), including Your equipment and fixtures, in good working order, repair and condition (taking into consideration ordinary wear and tear) and from time to time make or cause to be made all commercially reasonable repairs, renewals and replacements and shall completely manage and care for Your property in accordance with prudent industry practices.

•                  Financial Statements . Each of You will provide monthly and yearly financial statements in accordance with Section 18 of this Agreement, and such financial statements will include reports of any material contingencies (including commencement of any material litigation by or against You) of which You know or should know or any other occurrence that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

•                  Audits and Inspections. Upon Our request, each of You will, during normal business hours, make the Inventory, Equipment, other Collateral, and books and records concerning the Collateral (including software used in Your   business) available to Us for inspection at the place where it is located and shall make Your log and maintenance records pertaining to the Inventory and Equipment available to Us for inspection; provided that so long as no Event of Default has occurred and is continuing, You shall only be responsible for the cost of one such audit and inspection per calendar year. You will take all action necessary to correctly and completely maintain such books, records, logs, and maintenance records.

•                  Taxes. Each of You will pay when due all of Your federal income taxes, all state taxes imposed by each of Your states of organization and the state of Your principal place of business and all of Your other material taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) imposed or assessed against any of You, Us or the Collateral or upon Your ownership, possession, use, operation or disposition thereof or upon Your rents, receipts or earnings arising therefrom (excluding taxes imposed on Us based on Our net income or franchise taxes) in each case except if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Two Hundred Fifty Thousand Dollars ($250,000). Each of You shall file on or before the due date all federal, state and local tax returns including personal property tax returns in respect to the Collateral on or before the due date thereof, except if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Two Hundred Fifty Thousand Dollars ($250,000). Notwithstanding the foregoing, each of You may contest, in good faith and by appropriate proceedings, taxes, fees and other charges for which You maintain adequate reserves in accordance with GAAP.

•                  Intellectual Property. Each of You will: (a) use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of Your Intellectual Property; (b) promptly advise Us in writing of material infringements of Your Intellectual Property of which You have actual knowledge; (c) not allow any Intellectual Property material to Your business to be abandoned, forfeited or dedicated to the public without Our written consent; and (d) give Us written notice of any applications or registrations of Your Intellectual Property, including the date of such filings and the applicable application or registration numbers within thirty (30) days after the end of each calendar quarter.

•                  Subsidiaries. If at any time, any of You create or acquire any Subsidiary, You and such subsidiary will promptly notify Us of the creation or acquisition of such new Subsidiary and take all such action as We may reasonably require to cause such Subsidiary to guaranty the Secured Obligations and grant to Collateral Agent a continuing pledge and security interest in and to the assets of such Subsidiary, and You shall grant and pledge to Collateral Agent (subject to the Lien granted to the Working Capital Lender under the Working Capital Loan Facility) a first priority, perfected security interest in the stock, units or other evidence of ownership of such Subsidiary. Notwithstanding the foregoing, a Foreign Subsidiary that is not a Material Foreign Subsidiary shall not be required to guaranty the Secured Obligations and none of You shall be required to grant a Lien upon more than 65% of the equity interests of any Foreign Subsidiary that is not a Material Foreign Subsidiary.

•                  Dispositions, Liens and Encumbrances . None of You will nor will You permit any of Your Subsidiaries to, transfer, sell, assign, grant a security interest in, hypothecate, permit or suffer to exist any Lien, or otherwise transfer any interest in or encumber any portion of Your properties or assets (or those of any Subsidiary), including the Intellectual Property, either voluntarily or involuntarily, without Our prior written consent, other than: (a) Permitted Liens, (b) sales of lnventory in the ordinary course of business, (c) non-exclusive licenses or non-perpetual exclusive licenses with respect to geographic area, fields of use and customized products for specific customers that would not result in a transfer of title of the licensed property under applicable law, all given in the ordinary course of Your business, (d) sales of worn-out or obsolete Equipment not financed by Us provided that the fair market value of such Equipment does not exceed $100,000 in any fiscal year, and (e) other assets owned by You or any of Your Subsidiaries that do not in the aggregate exceed Five Hundred Thousand Dollars ($500,000) during any fiscal year. In addition, none of You will, nor will You permit any of Your Subsidiaries to, enter into any agreement with any Person (other than Us or the Working Capital Lender) that restricts Your ability, or the ability of any of Your Subsidiaries, to transfer, sell, assign, grant a security interest in, hypothecate, permit or suffer to exist any Lien, or otherwise transfer any interest in or encumber any portion of Your properties or assets or those of any of Your Subsidiaries, including Your Intellectual Property, except as otherwise permitted hereunder. Without limiting the generality of the foregoing, none of You will sell, transfer, encumber or otherwise dispose of any ownership interest that You may have in any Subsidiary (except under the Working Capital Loan Facility, subject to the Working Capital Intercreditor Agreement).

•                  Mergers or Acquisitions. None of You will, nor will You permit any of Your Subsidiaries to, liquidate, dissolve or enter into or consummate any Merger Event, and none of You will acquire all or substantially all of the capital  stock or property of another Person, except that a Subsidiary (i) may merge into any of You or another Subsidiary of You, or (ii) may liquidate or dissolve, provided that its assets are transferred to You.

•                  Compromise of Accounts. Without Our prior written consent, none of You will (a) grant any material extension of the time or payment of any of the Receivables, or General Intangibles, except in the ordinary course of business and consistent with customary industry practice, (b) to any material extent, compromise, compound or settle the same for less than the full amount, except in the ordinary course of business and consistent with customary industry practice, (c) release, wholly or partly, any Person liable for the payment, or (d) allow any credit or discount whatsoever other than trade discounts granted to You in the ordinary course of Your business and consistent with customary industry practice.

•                  Other Indebtedness. None of You will, nor will You permit any of Your Subsidiaries to, incur any Indebtedness without the prior written consent of Us other than Indebtedness evidenced by this Agreement and the Permitted Indebtedness.

•                  Investments. None of You will, nor will You permit any of Your Subsidiaries to, directly or indirectly make any Investment other than Permitted Investments.

•                  Dividends and Distributions. None of You will, without Our prior written consent, declare or pay any cash dividend or make a distribution on, or repurchase or redeem, any class of stock, other than (a) pursuant to repurchase plans upon an employee’s, consultant’s or director’s death or termination of employment provided the aggregate amount of all such repurchases does not exceed One Hundred Thousand Dollars ($100,000) per fiscal year, (b) dividends payable solely in shares of Your common stock, (c) conversions of convertible securities into other securities pursuant to the terms of such convertible securities, (d) payments in cash in lieu of fractional shares upon conversion of convertible securities or upon any stock dividend, stock split or combination or business combination otherwise permitted by this Agreement, (d) acquisitions of Your capital stock solely by issuance of capital stock, in connection with either (i) the exercise of stock options or warrants by way of cashless exercise, or (ii) in connection with the satisfaction of withholding tax obligations related to the exercise of stock options, (e) any repurchase of the stock of former employees, consultants, officers and directors pursuant to stock repurchase agreements (i) in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) in any fiscal year so long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase and (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees to You regardless of whether an Event of Default exists and (f) distributions the proceeds of which will be used to pay taxes imposed on You and associated with Your membership in a consolidated, combined, or other similar tax group.

•                  Collateral Locations; Name Changes. None of You will relocate, nor will You permit any Subsidiary to relocate, Your (or such Subsidiary’s) chief executive office or principal place of business or store any item of the Collateral (or assets of any such Subsidiary) within the United States other than (a) locations where the aggregate original cost of Collateral located as such location is Jess than $1,000,000 and (b) Inventory or other assets in transit, unless: (i) You have given Us no Jess than fifteen (15) days prior written notice, and (ii) You have obtained and shall maintain such acknowledgments, consents, waivers and agreements from: (A) in the case of a relocation of such chief executive office or principal place of business, the landlord of Your Chief Executive Office, (B) in the case of other locations within the United States where the original cost of such Collateral stored at such locations exceeds $1,000,000, the owner or landlord (as applicable) with respect to such location. Without limiting the foregoing, where the Collateral located within the United States with an original cost of $1,000,000 or more for any given location is covered by a negotiable Document (such as a warehouse receipt), You shall deliver to Collateral Agent possession of such Document. Notwithstanding the foregoing, to the extent a landlord waiver or bailee letter has been provided to the Working Capital Lender for a location (whether or not it falls into a category above), You shall provide Us with same. None of You will change Your name without providing Us at least 30 days’ advance written notice. None of You will change Your type of organization or legal structure without Our prior written consent.

•                  Line of Business. None of You will engage in, nor will You permit any of Your Subsidiaries to engage in, any business other than the businesses currently engaged in by You and Your Subsidiaries or reasonably related thereto.

•                  Change of Jurisdiction. None of You will change Your state of organization unless You have obtained Our prior written consent, which consent shall not be unreasonably withheld. You must give Us no less than thirty (30) days prior written notice.

•                  Deposit and Investment Accounts. None of You will maintain, nor permit any of Your Subsidiaries to maintain, any Deposit Accounts or accounts holding Investment Property owned by any of You (or such Subsidiaries) except (i) accounts identified in the Certificate of Perfection attached as Exhibit C with respect to which Collateral Agent has a perfected security interest, (ii) accounts located outside of the United States provided that the funds in such accounts shall not exceed $2,500,000 in the aggregate as any time, (iii) accounts used exclusively used, healthcare benefit claims and other benefit payments to or for the benefit of any of Your employees established and used in the ordinary course of business, (the accounts in the foregoing clauses (ii) and (iii) collectively, the “Excluded Accounts”) and (v) other accounts with respect to which Collateral Agent has a perfected security interest (subject to Permitted Liens). You will give Us prior written notice of the creation of any Deposit Accounts or accounts holding Investment Property.

•                  Transactions with Affiliates. None of You will directly or indirectly enter into or permit to exist any material transaction with any of Your Affiliates except for (i) transactions that are in the ordinary course of Your business, upon fair and reasonable terms that are no less favorable to You than would be obtained in an arm’s length transaction with a non-affiliated Person, (ii) equity financings with Your existing investors that are not prohibited under this Agreement, (iii) unsecured bridge financings with Your existing investors that are not prohibited under this Agreement and that constitute Subordinated Indebtedness and are evidenced by a subordination agreement on terms acceptable to Us in Our sole discretion and (iv) transactions among You or Your Subsidiaries that are not otherwise prohibited by this Agreement. None of You will directly or indirectly make any payment or distribution on account of any intercompany liabilities or indebtedness other than the type described in item (h) of the definition of Permitted Indebtedness.

•                  Indebtedness. You will not prepay, redeem or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness for borrowed money (other than the Advances and Indebtedness under the Working Capital Loan Facility), and You shall not make or permit any payment on any Subordinated Indebtedness, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Indebtedness is subject, or amend any provision in any document relating to the Subordinated Indebtedness which would increase the amount thereof or adversely affect the subordination thereof to Secured Obligations owed to Us.

•                  OFAC and Patriot Act. None of You will, directly or indirectly, use the proceeds of the Advances, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person, to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of any sanctions administered by OFAC, or in any other manner that would result in a violation of OFAC sanctions by any Person, including any Person participating in any capacity in the Advances. You will not, and will not permit any of Your Subsidiaries to, (a) be or become subject at any time to any law, regulation or list of any governmental authority of the United States (including the OFAC list) that prohibits or limits Us from making any Advance or extension of credit to You or from otherwise conducting business with You, or (b) fail to provide certificates or documentary or other evidence of Your identity as may be requested by Us at any time to enable Us to verify Your identity or to comply with any applicable law or regulation, including Section 326 of the Patriot Act at 31 U.S.C. Section 5318.

13.                               YOU AGREE TO INDEMNIFY AND PROTECT US

You agree to indemnify and hold Us, Our officers, directors, employees, agents, attorneys, representatives and shareholders (each, an “Indemnitee”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort but excluding any taxes which shall be governed by Section 20), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal), that may be instituted or asserted against or incurred by any Indemnitee as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated or any actions or failures to act in connection with, or arising out of the disposition or utilization of the Collateral, excluding in all cases, claims, costs, expenses, damages and liabilities to the extent resulting from such Indemnitee’s gross negligence or willful misconduct or fraud or bad faith.

14.                               WHAT IS AN EVENT OF DEFAULT

The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Agreement:

•                  Payment. You do not pay any principal, interest, fees, costs or other Secured Obligations under this Agreement, the Promissory Notes or any of the other related Loan Documents on the due date; or

•                  Covenant. Any of You fail to perform any covenant or Secured Obligations under this Agreement, the Promissory Notes or any of the other related Loan Documents, and You fail to cure such breach (to the extent that such breach is capable of being cured) within ten (10) days after the earlier of (i) We give You written notice or (ii) Your actual knowledge of such default; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by You be cured within such ten

(10) day period, and such default is likely to be cured within a reasonable time, then You shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Advances shall be made during such cure period); or

•                  Misrepresentations. Any of You or any Person acting for any of You makes any representation, warranty, or other statement now or later in this Agreement, any other Loan Document, or any Excluded Agreement or in any writing delivered to Us or to induce Us to enter this Agreement, any other Loan Document, or any Excluded Agreement, and such representation, warranty, or other statement is incorrect in any material respect when made, provided, however, that such materiality qualifier shall not be applicable to any representation, warranty or statement that already is qualified or modified by materiality in the text thereof; or

•                  Bankruptcy; Attachment; Other.

•                  Any of You (i) assigns Your assets for the benefit of Your creditors, (ii) becomes insolvent or becomes unable to pay Your debts as they become due, or becomes unable to pay or perform Your obligations under the Loan Documents or Excluded Agreements, (iii) files a voluntary petition in bankruptcy, (iv) files any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances, (v) seeks or consents to or acquiesces in the appointment of any trustee, receiver, or liquidator of itself or of all or any substantial part of its assets or property, (vi) ceases operation of Your business as Your business has normally been conducted, or terminates substantially all of Your employees, or (vii) have Your directors or majority shareholders take any action initiating any of the foregoing actions described in this paragraph; or

•                  Either (i) forty-five (45) days shall have expired after the commencement of an involuntary action against any of You seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting Your operations or the business being stayed; or (ii) a stay of any such order or proceeding shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) any of You shall file any answer admitting or not contesting the material allegations of a petition filed against You in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or

•                  Forty-five (45) days shall have expired after the appointment, without Your consent or acquiescence, of any trustee, receiver or liquidator of any of You or of all or any substantial part of the properties of any of You without such appointment being vacated; or

•                  Agreements with Us. The occurrence of any default under any other Loan Document, any Excluded Agreement, or any other agreement between any of You and/or any of Your Subsidiaries and Us (other than any default embodied in or covered by any clause of this Section 14) and such default continues for more than twenty (20) days after the earlier of (i) We have given notice of such default to You, or (ii) You have actual knowledge of such default; or

•                  Other Agreements. The occurrence of any default (other than any default embodied in or covered by any other clause of this Section 14) that has not been cured or waived within any applicable grace period under any lease, loan, or other agreement or obligation of any of You involving any Indebtedness which aggregates more than $1,000,000; or

•                  Judgments. The entry of (a) any judgment or arbitration award against any of You involving a judgement or an award in excess of $1,000,000 or that could reasonably be expected to have a Material Adverse Effect that is not  covered by insurance by a solvent insurance carrier that has confirmed coverage in writing, has not been, discharged, bonded or stayed on appeal within thirty (30) days; or (b) any judgment or arbitration award against You in which You are enjoined, restrained or in any way prevented from conducting all or any material part of Your business or affairs; or

•                  Change of Control. Except as otherwise permitted under this Agreement, the occurrence of any event or transaction, including the sale or exchange of outstanding shares of Your capital stock or the capital stock of any of Your Subsidiaries, or series of related events or transactions, resulting in (a) the holders of such outstanding capital stock immediately before consummation of such event or transaction, or series of related events or transactions, do not, immediately after consummation of such event or transaction or series of related events or transactions, retain, directly or indirectly, capital stock representing at least 50% of the voting power of the surviving Person of such event or transaction or series of related events or transactions, in each case without regard to whether You or any of Your Subsidiaries are the surviving Person, (b) any Person or “group” (other than a Person that is a stockholder on the Closing Date) shall obtain “beneficial ownership” (as such terms are defined under Section 13d-3 of and Regulation 13D under the Securities Exchange Act of 1934), either directly or indirectly, of more than 40% of Your outstanding capital stock having the right to vote for the election of directors under ordinary circumstances and such Person or “group” beneficially owns more of such stock than the aggregate amount held by Persons or “groups” that were held stock entitled to vote on the Closing Date), or (c) except in connection with a transaction expressly permitted by this Agreement, You cease to own and control all of the economic and voting rights associated with all of the outstanding capital stock of Your Subsidiaries. Notwithstanding anything to the contrary in this paragraph, Your issuance of capital stock in an initial public offering or to venture capital or private equity firms in connection with a bona fide round of equity financing (including the conversion of lndebtedness in connection with such equity financing) for capital raising purposes shall not be deemed an Event of Default under this paragraph; or

•                  Investor Support. We have determined, in Our good faith judgment, that it is the intention of Your current equity investors to not continue to fund, or arrange for the funding of, You in the amounts and timeframe reasonably necessary to enable You to satisfy the Secured Obligations as they become due and payable; or

•                  Officers. The individuals holding the offices of Your Chief Executive Officer, President, or Chief Financial Officer as of the Closing Date shall for any reason cease to hold such offices or be actively engaged in Your day-to-day management, unless an interim replacement acceptable to Your board of directors is appointed within ninety (90) days of such cessation and a non-interim successor acceptable to Your board of directors is appointed within one hundred eighty (180) days of such cessation; or

•                  Guaranty Documents. (a) Any guaranty of any Secured Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Secured Obligations or any Event of Default occurs under any security agreement or other agreement between Us and any Guarantor; (c) any event or circumstance described in paragraphs 3 through 8 of this Section 14 occurs with respect to any Guarantor, or (d) the death, liquidation, administration, winding up, or termination of existence of any Guarantor (as applicable).

15.                               WHAT HAPPENS UPON AN EVENT OF DEFAULT

If an Event of Default has occurred and is continuing, We can at Our option (or in the case of the fourth and fifth paragraphs below, Collateral Agent may), and without notice to any of You:

•                  Terminate Our commitment to make any future Advances under this Agreement;

•                  Terminate Our obligation to permit the principal, interest, fees, costs or other amounts owed by You to Us to remain outstanding;

•                  Recover all sums due and accelerate and demand payment of all or any part of the principal, interest, fees, costs or other amounts owed by any of You to Us and declare them to be immediately due and payable (provided, that upon the occurrence of a default of the type described in the fifth paragraph of Section 14 (i.e. “Bankruptcy; Attachment; Other”), the Promissory Notes and all of the principal, interest, fees, costs or other amounts owed by any of You to Us shall automatically be accelerated and made immediately due and payable, in each case without any further notice or act);

•                  Settle or adjust disputes and claims directly with the account debtors of any of You for amounts, upon terms and in whatever order that Collateral Agent reasonably considers to be advisable;

•                  Enter the premises of any of You, without notice and process of law and in compliance with Your security requirements, to remove and repossess the Collateral without being liable to any of You for damages due to the repossession, except those resulting from Our or Our assignees’ negligence and charge You for the cost of repossession, storing and shipping the Collateral. With respect to any premises that any of You own, You hereby grant to Collateral Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Our rights or remedies provided herein, at law, in equity, or otherwise; and

•                  Pursue any other remedy permitted by law, equity or otherwise.

•                  Upon and after an Event of Default, the unpaid principal and accrued interest on the Promissory Notes and Advances and all outstanding principal, interest, fees, costs or other amounts owed by any of You to Us, including all professional fees and expenses, shall thereafter bear interest at the Default Rate.

In an Event of Default has occurred and is continuing, Collateral Agent may exercise all rights and remedies with respect to the Collateral under this Agreement or the other Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. Upon the occurrence and during the continuation of an Event of Default, each of You hereby grants to Collateral Agent a license and right, to use, without charge, the labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature of any of You, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral. In connection with Our exercise of Our rights under this Agreement and the other Loan Documents, each of the rights of any of You under all licenses and all franchise agreements shall inure to Our benefit. All Our rights and remedies shall be cumulative and not exclusive.

In addition to the power of attorney granted by each of You to Collateral Agent in Section 12, effective only upon the occurrence and during the continuance of an Event of Default, each of You hereby irrevocably appoints Collateral Agent (and any of its designated officers, agents, attorneys or employees) as Your true and lawful attorney to: (a) send requests for verification of Receivables or notify account debtors of its security interest in the Receivables; (b) endorse Your name on any checks or other forms of payment or security that may come into its possession; (c) sign Your name on any invoice or bill of lading relating to any Receivable, drafts against account debtors, schedules and assignments of Receivables, verifications of Receivables, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Your policies of insurance; (f) settle and adjust disputes and claims respecting the Accounts directly with account debtors, for amounts and upon terms which Collateral Agent determines to be reasonable. Collateral Agent’s appointment as the attorney in fact for each of You, and each and every one of Collateral Agent’s rights and powers, being coupled with an interest, is irrevocable until all of the Secured Obligations have been Paid in Full.

16.                               WHAT HAPPENS IF YOU ARE IN DEFAULT AND WE EXERCISE OUR REMEDIES

If an Event of Default has occurred and is continuing, Collateral Agent may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as it may elect. Any such sale may be made either at public or private sale at the place of business of any of You or elsewhere. Each of You agrees that any such public or private sale may occur upon Collateral Agent’s ten (10) calendar days’ prior written notice to You. Collateral Agent may require any of You to assemble the Collateral and make it available to it at a place it designates that is reasonably convenient to it. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied in the following order of priorities:

First, to Us in an amount sufficient to pay in full Our costs and professionals’ and advisors’ fees and expenses;

Second, to Us in an amount equal to the then unpaid amount of all the principal, interest, fees, costs or other amounts owed by any of You to Us, in such order and priority as We may choose in Our sole discretion (provided that all amounts applied to any category of Secured Obligations relating to the Advances or other amounts that are based on Lenders’ Pro Rata Shares shall be allocated between Lenders based on their respective Pro Rata Shares, and all amounts applied to any other category of Secured Obligations shall be applied pro rata to each of Us based on Our respective portion thereof); and

Finally, after the Payment in Full of the Secured Obligations, to any creditor holding a junior Lien on the Collateral, or to any of You or Your representatives or as a court of competent jurisdiction may direct.

17.                               CROSS-GUARANTY

Cross-Guaranty. Each of You hereby agrees that You are jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Us and Our respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of all Secured Obligations owed or hereafter owing to Us by the other of You. Each of You agrees that Your guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that Your obligations under this Section shall not be discharged until payment and performance, in full, of the Secured Obligations has occurred, and that Your obligations under this Section shall be absolute and unconditional, irrespective of, and unaffected by:

•                  the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any of You are or may become a party;

•                  the absence of any action to enforce this Agreement (including this Section) or any other Loan Document or the waiver or consent by Us with respect to any of the provisions thereof;

•                  the existence, value or condition of, or failure to perfect Our Lien against, any security for the Secured Obligations or any action, or the absence of any action, by Us in respect thereof (including the release of any such security);

•                  the insolvency of any of You; or

•                  any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each of You shall be regarded, and shall be in the same position, as principal debtor with respect to the Secured Obligations guaranteed hereunder.

Waivers. Each of You expressly waives all rights any of You may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Us to marshal assets or to proceed in respect of the Secured Obligations guaranteed hereunder against the other of You, any other party or against any security for the payment and performance of the Secured Obligations before proceeding against, or as a condition to proceeding against, You. It is agreed among each of You and Us that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section and such waivers, We would decline to enter into this Agreement.

Benefit of Guaranty. Each of You agrees that the provisions of this Section are for Our benefit and the benefit of Our respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Person and Us, the obligations of such Person under the Loan Documents.

Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth herein, each of You hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor. Each of You acknowledges and agrees that this waiver is intended to benefit Us and shall not limit or otherwise affect Your liability hereunder or the enforceability of this Section, and that We and Our respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section.

Election of Remedies. If We may, under applicable law, proceed to realize Our benefits under any of the Loan Documents giving Us a Lien upon any Collateral, whether owned by any of You or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, We may, at Our sole option, determine which of Our remedies or rights We may pursue without affecting any of Our rights and remedies under this Section. If, in the exercise of any of Our rights and remedies, We shall forfeit any of Our rights or remedies, including Our right to enter a deficiency judgment against any of You or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each of You hereby consents to such action by Us and waives any claim based upon such action, even if such action by Us shall result in a full or partial loss of any rights of subrogation that any of You might otherwise have had but for such action by Us. Any election of remedies that results in the denial or impairment of any right of Ours to seek a deficiency judgment against any of You shall not impair the respective obligations of the rest of You to pay the full amount of the Secured Obligations. In the event We shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, We may bid all or less than the amount  of the Secured Obligations and the amount of such bid need not be paid by Us but shall be credited against the Secured Obligations. The amount of the successful bid at any such sale, whether We are or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Secured Obligations shall be conclusively deemed to be the amount of the Secured Obligations guaranteed under this Section, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which We might otherwise be entitled but for such bidding at any such sale.

Limitation. Notwithstanding any provision herein contained to the contrary, the liability of each of You under this Section (which liability is in any event in addition to amounts for which You are primarily liable under this Agreement) shall be limited to an amount not to exceed as of any date of determination the greater of: (a) the net amount of the amounts advanced to the other of You under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, the other of You; and (b) the amount that could be claimed by Us from the other of You under this Section without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, Your right of contribution and indemnification from the other of You under this Section.

Contribution with Respect to Guaranty Obligations.

•                  To the extent that any of You shall make a payment under this Section of all or any of the Secured Obligations (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by such Person, exceeds the amount that such Person would otherwise have paid if each of You had paid the aggregate Secured Obligations satisfied by such Guarantor Payment in the same proportion that such Person’s Allocable Amount (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of all of You as determined immediately prior to the making of such Guarantor Payment, then, following Payment in Full of the Secured Obligations, such Person shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, the other of You for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

•                  As of any date of determination, the “Allocable Amount” of any of You shall be equal to the maximum amount of the claim that could then be recovered from such Person under this section without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

•                  This subsection is intended only to define the relative rights of each of You and nothing set forth in this subsection is intended to or shall impair the obligations of each of You, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including subsection “Cross-Guaranty” above. Nothing contained in this subsection shall limit the liability of any of You to pay the Advances made directly or indirectly to You and accrued interest, fees and expenses with respect thereto, for which You shall be primarily liable.

•                  The Parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Person to which such contribution and indemnification is owing.

•                  The rights of the indemnifying Persons against other Persons under this subsection shall be exercisable upon the Payment in Full of the Secured Obligations.

Liability Cumulative. The liability of each of You under this Section is in addition to and shall be cumulative with all liabilities of each of You to Us under this Agreement and the other Loan Documents to which You are a party or in respect of any Secured Obligations or obligation of each of You, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

18.                               DOCUMENTS YOU WILL PROVIDE US

Upon signing this Agreement You will provide Us with each of the following documents on or before the Closing Date:

•                  Executed originals of this Agreement, and all other documents and instruments that We may reasonably require;

•                  Executed originals of the English Share Charge.

•                  Secretary’s certificate of incumbency and authority for each of You;

•                  Certified copy of resolutions of each of Your boards of directors approving this Agreement, the associated Warrant Agreement(s) and the other Loan Documents and the transactions evidenced by this Agreement, the associated Warrant Agreement(s) and the other Loan Documents;

•                  Certified copy of Certificate of lncorporation/Formation and By-Laws for each of You, as amended through the Closing Date;

•                  A certificate of good standing from the State of incorporation of each of You, and similar certificates from all other jurisdictions where any of Your Subsidiaries do business and where the failure to be qualified, individually or collectively, could reasonably be expected to have a Material Adverse Effect;

•                  Certified copy resolutions of the board of directors and shareholders of the English Subsidiary approving amendments to the English Subsidiary’s articles of association;

•                  A certificate of the director of the English Subsidiary confirming, amongst other things (i) the up to date shareholding of the English Subsidiary and (ii) either:

•                  a statement confirming that:

•                  each member of the group has complied with the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006 from You; and

•                  no “warning notice” or “restrictions notice” (in each case as defined in Schedule lB of the Companies Act 2006) has been issued in respect of those shares,

together with a copy of the “PSC register” (within the meaning of section 790C(l0) of the Companies Act 2006) of the English Subsidiary, which is certified by an authorised signatory of the English Subsidiary to be correct, complete and not amended or superseded as at a date no earlier than the date of this Agreement; or

•                  a certificate of an authorised signatory of the English Subsidiary certifying that it is not required to comply with Part 21A of the Companies Act 2006;

•                  Original share certificate(s) to the extent not held by the Working Capital Lender and undated stock transfer forms in respect of the English Subsidiary’s shares;

•                  Receipt by Us from You of a bona-fide executed term sheet in which You have agreed to issue and sale additional shares of Your preferred stock for aggregate gross cash proceeds of at least $25,000,000 (excluding any amounts received upon conversion or cancellation of indebtedness).

•                  Your budget and business plan of the current fiscal year;

•                  Executed Certificate of Perfection, attached as Exhibit C;

•                  Executed Managerial Assistance Acknowledgement Letter, attached as Exhibit F;

•                  Executed original of the Collateral Agency Agreement, executed by Us;

•                  A favorable written opinion of Your legal counsel, addressed to Us and dated on the Closing Date, covering such matters relating to You and the Loan Documents as We shall reasonably request; and

•                  Any such other documents as We may reasonably request.

You will provide Us with each of the following documents on or before the Commitment Date:

•                  Payment of the Facility Fee for the Commitment Amount as denoted in the Table of Terms;

Until Payment in Full of the Secured Obligations, each of You shall provide Us with:

Financial Statements. Within thirty (30) days after the end of each month, You will provide Us with (a) a consolidated, unaudited income statement, statement of cash flows, and an unaudited balance sheet prepared in accordance with GAAP (except for the absence of footnotes and subject to year-end adjustments) accompanied by a report detailing any material contingencies, and (b) copies of all board packages delivered to the board of directors of any of You in connection with board meetings or otherwise which may be redacted for highly confidential information and protected and privileged information. Within one hundred eighty (180) days of the end of each fiscal year end, You will provide Us with audited financial statements prepared on a consolidated basis accompanied by an audit report and an unqualified opinion of an independent certified public accountant. Within five (5) Business Days of approval thereof by Your board of directors, but in any event no later than sixty (60) days following the end of each fiscal year, each of You will provide Us a budget and business plan for the next fiscal year. Each of You will provide Us any additional information (including, but not limited to, tax returns, income statements, balance sheets and names of principal creditors) as We reasonably believe are necessary to evaluate the continuing ability of each of You to meet Your financial obligations to Us. These statements should be emailed to Us at ##########@##################.com, or upon Our prior approval, sent by facsimile or mail to Us at the address listed in the Table of Terms.

Following Your initial public offering, if applicable, any financial statement required to be furnished pursuant to this Section 18 shall be deemed to have been furnished on the date on which You have filed such financial statement with the U.S. Securities and Exchange Commission and is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to Us without charge provided, that You shall give notice of any such filing to Us. Notwithstanding the foregoing, the Borrower shall deliver paper or electronic copies of any such financial statement to the Us if We request You to furnish such paper or electronic copies until written notice to cease delivering such paper or electronic copies is given by Us.

Other Information. (a) Within five (5) Business Days after the closing of any equity financing, or extension of an existing round of equity financing, occurring after the Closing Date, in which You issue preferred stock or other securities You will provide Us with copies of the fully executed equity financing documents, including without limitation the related stock purchase agreement, investors rights agreement, voting agreement, amended or restated Certificates of Incorporation, current capitalization table and other related documents and (b) within thirty (30) days after completion You shall provide Us with any 409A Valuation Reports or other similar reports prepared for You.

Certificate of Compliance. Within five (5) Business Days after the end of each calendar quarter, each of You will provide Us with a Certificate of Compliance in the form attached as Exhibit D.

19.                               [RESERVED)

This section reserved.

20.                               OTHER LEGAL PROVISIONS YOU WILL ABIDE BY

Continuation of Security Interest. This is a continuing agreement and the grant of the security interest and Lien hereunder or any other Loan Document shall remain in full force and effect and all of Our rights, powers and remedies shall continue to exist until the Payment in Full of all Secured Obligations. We shall file a termination statement or discharge document, as applicable, and provide proof of filing to You promptly (and in any event within five (5) Business Days) after the Payment in Full of the Secured Obligations, reassigning to You, without recourse except for Our acts, the Collateral and all rights conveyed hereby and returning possession of the Collateral to You. Our rights, powers and remedies shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein or in any other Loan Document shall not be construed as a waiver of or election of remedies with respect to any of Our other rights, powers and remedies.

Entire Agreement. This Agreement and associated Promissory Notes supersede all other oral or written agreements or understandings between the Parties concerning the transactions contemplated hereby. ANY AMENDMENT OF THIS AGREEMENT OR A PROMISSORY NOTE MAY ONLY BE ACCOMPLISHED THROUGH A DOCUMENT WITH SIGNATURES FROM EACH OF THE PARTIES TO SUCH DOCUMENT (AND FOR THE AVOIDANCE OF DOUBT, ANY AMENDMENT OF ANY PROMISSORY MUST BE EXECUTED BY THE LENDER TO WHICH SUCH PROMISSORY NOTE WAS ISSUED).

Headings. Headings used in this Agreement are for reference and convenience of the Parties only and shall have no substantive effect in the interpretation of this Agreement.

No Waiver. No action taken by Us or You will be deemed to constitute a waiver of compliance with any representation, warranty or covenant contained in this Agreement or Promissory Note. The waiver by Us of a breach of any provision of this Agreement or a Promissory Note will not operate or be construed as a waiver of any subsequent breach.

Survival of Obligations. The indemnification, obligations, representations and warranties contained in this Agreement, any Promissory Note or in any document delivered in connection with those agreements are for the benefit of the Parties and survive the execution, delivery, expiration or termination of this Agreement.

Tax Indemnification . You agree to pay, and to hold Us harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales, or other similar taxes (excluding taxes imposed on or measured by net income (however denominated), franchise taxes, branch profits taxes, or taxes) that may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement. Any withholding taxes paid by You with respect to obligations You owe to Us under this Agreement, any Note and the Warrant Agreements shall be treated as paid by You, to Us, for all purposes of the applicable agreements provided such taxes are remitted to the appropriate governmental authority.

Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on each of You and Your permitted assigns (if any). None of You shall assign Your obligations under this Agreement, the Promissory Notes or any of the other Loan Documents without Our express prior written consent, and any such attempted assignment shall be void and of no effect. Each of You acknowledges and understands that We may sell and assign all or part of Our respective interests hereunder and under the Promissory Note(s) and all other related Loan Documents to any person or entity to be known as assignee. After such assignment the term “We,” “Us,” and “Our” (and “Lender” if the assignor is assigning any of its interests as a Lender, and “Collateral Agent” if the assignor is the Collateral Agent) as used in the Loan Documents will mean and include such assignee, and such assignee will be vested with all Our rights, powers and remedies hereunder (including, as applicable, as a Lender or as Collateral Agent) and shall have Our duties with respect to the interest that each of You have granted Us (including, as applicable, as a Lender or as Collateral Agent); but with respect to any such interest not so transferred, We shall retain all rights, powers and remedies. No such assignment will relieve any of You of any of Your obligations. We agree that in the event of any transfer of the Promissory Note(s), We will denote on the Promissory Note a notation as to the portion of the principal and interest of the Promissory Note(s), which shall have been paid at the time of such transfer and the date of the transfer.

Consent To Jurisdiction And Venue. All judicial proceedings arising in or under or related to this Agreement, the Promissory Notes or any of the other Loan Documents may be brought in any state or federal court of competent jurisdiction located in the State of California. By execution and delivery of this Agreement, each Party hereto generally and unconditionally: (a) consents to personal jurisdiction in San Mateo County, State of California; (b) waives any objection as to jurisdiction or venue in San Mateo County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, the Promissory Notes or the other Loan Documents. Service of process on any Party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in this Section, and shall be deemed effective and received as set forth therein. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either Party to bring proceedings in the courts of any other jurisdiction.

Mutual Waiver Of Jury Trial; Judicial Reference. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the Parties wish applicable state and federal laws to apply (rather than arbitration rules), the Parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF THE PARTIES SPECIFICALLY WAIVES ANY RIGHT THEY MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY ANY OF YOU AGAINST US OR OUR ASSIGNEE OR BY US OR OUR ASSIGNEE AGAINST ANY OF YOU. IN THE EVENT THAT THE FOREGOING JURY TRIAL WAIVER IS NOT ENFORCEABLE, ALL CLAIMS, INCLUDING ANY AND ALL QUESTIONS OF LAW ORF ACT RELATING THERETO, SHALL, AT THE WRITTEN REQUEST OF ANY PARTY, BE DETERMINED BY JUDICIAL REFERENCE PURSUANT TO THE CALIFORNIA CODE OF CIVIL PROCEDURE (“REFERENCE”). THE PARTIES SHALL SELECT A SINGLE NEUTRAL REFEREE, WHO SHALL BE A RETIRED STATE OR FEDERAL JUDGE. IN THE EVENT THAT THE PARTIES CANNOT AGREE UPON A REFEREE, THE REFEREE SHALL BE APPOINTED BY THE COURT. THE REFEREE

SHALL REPORT A STATEMENT OF DECISION TO THE COURT. NOTHING IN THIS SECTION SHALL LIMIT THE RIGHT OF ANY PARTY AT ANY TIME TO EXERCISE LAWFUL SELF-HELP REMEDIES, FORECLOSE AGAINST  COLLATERAL OR OBTAIN PROVISIONAL REMEDIES. THE PARTIES SHALL BEAR THE FEES AND EXPENSES OF THE REFEREE EQUALLY UNLESS THE REFEREE ORDERS OTHERWISE. THE REFEREE SHALL ALSO DETERMINE ALL ISSUES RELATING TO THE APPLICABILITY, INTERPRETATION, AND ENFORCEABILITY OF THIS SECTION. THE PARTIES ACKNOWLEDGE THAT THE CLAIMS WILL NOT BE ADJUDICATED BY A JURY. THIS WAIVER EXTENDS TO ALL SUCH CLAIMS, INCLUDING CLAIMS THAT INVOLVE PERSONS OTHER THAN ANY OF YOU AND US; CLAIMS THAT ARISE OUT OF OR ARE IN ANY WAY CONNECTED TO THE RELATIONSHIP BETWEEN YOU AND US; AND ANY CLAIMS FOR DAMAGES, BREACH OF CONTRACT, SPECIFIC PERFORMANCE, OR ANY EQUITABLE OR LEGAL RELIEF OF ANY KIND, ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY OF THE EXCLUDED AGREEMENTS.

Professional Fees. Each of You promises to pay or reimburse on demand, any and all reasonable professional fees and expenses incurred by Us whether before or after the execution of this Agreement in connection with or related to: the Loan Documents, the Excluded Agreements, or the Secured Obligations; the administration, collection, or enforcement of the Secured Obligations; amendment or modification of the Loan Documents and the Excluded Agreements; any waiver, consent, release, or termination under the Loan Documents or Excluded Agreements; the protection, preservation, sale, lease, liquidation, inspection, audit or disposition of, or other action related to, the Collateral or the exercise of remedies with respect to the Collateral; or any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to any of You or the Collateral, and any appeal or review thereof; and any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to any of You, the Collateral, the Loan Documents, or the Excluded Agreements, including representing Us in any adversary proceeding or contested matter commenced or continued by or on behalf of the estate of any of You, and any appeal or review thereof. Our professional fees and expenses shall include fees or expenses for Our attorneys, accountants, auditors, auctioneers, liquidators, appraisers, investment advisors, environmental and management consultants, or experts engaged by Us in connection with the foregoing. The promise of each of You to pay all of Our reasonable professional fees and expenses is part of the Secured Obligations under this Agreement. Notwithstanding anything to the contrary contained herein, You shall not be liable for any professional fees or expenses incurred by Us to the extent (i) arising from any Indemnified Person’s gross negligence, violations or alleged violations of law or willful misconduct, or (ii) arising in connection with Our assignment, sale or participation of all or any portion of Our rights and obligations under this Agreement, Loan Documents or any Excluded Agreement, unless such assignment or sale is in connection with the exercise of Our remedies in connection with an Event of Default that has occurred and is continuing.

Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against any of You for liquidation or reorganization, if any of You become insolvent or make an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of the assets of any of You, or if any payment or transfer of Collateral is recovered from Us. The Loan Documents, the Secured Obligations and Collateral Agent’s Lien on the Collateral shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Us, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Us or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Us in cash.

Notices. Any notice, request or other communication to any of the Parties by any other will be given in writing and deemed received upon the earliest of (1) actual receipt, (2) three (3) days after mailing if mailed postage prepaid by regular or airmail to Us or You, at the address set out in the Table of Terms, and (3) one (1) day after it is sent by courier or overnight delivery.

Applicable Law. This Agreement and any Promissory Note will have been made, executed and delivered in the State of California and will be governed and construed for all purposes in accordance with the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all such counterparts together constitute one and the same instrument.

Signatures. This Agreement and any Promissory Note may be executed and delivered by facsimile or transmitted electronically in either Tagged Image Format Files (“TIFF”) or Portable Document Format (“PDF”) and, upon such delivery, the facsimile, TIFF or PDF signature, as applicable, will be deemed to have the same effect as if the original signature had been delivered to the other party.

Confidentiality. All financial information and other non-public information (other than any such information contained in periodic reports filed by any of You with the Securities and Exchange Commission) disclosed by any of You to Us shall be considered confidential for purposes of this Agreement. In handling any confidential information, We will exercise the same degree of care that We exercise for Our own proprietary information, but disclosure of information may be made (i) to Our subsidiaries or Affiliates in connection with their business with any of You (provided they agree to abide by the provisions hereof), (ii) to prospective transferees or purchasers of any interest in the Loans (provided, however, We shall use best efforts in obtaining such prospective transferee’s agreement of the terms of this provision and any purchaser shall be agreeing to assume the obligations hereunder and therefore agreeing to abide by the provisions hereof, including, without limitation, the provisions of this Section), (iii) as We deem necessary or appropriate to any bank, financial institution or other similar entity, provided, however, that such bank, financial institution or other similar entity agrees in writing to maintain the confidentiality of such information, (iv) to S&P, Moody’s, Fitch and/or other ratings agency, as We deem necessary or appropriate, provided, however, that such financial institution or ratings agency shall be informed of the confidentiality of such, (v) as required by law, regulation, subpoena, or other order, (vi) to the extent requested by any regulatory authority, (vii) as required in connection with Our examination or audit and (viii) as We consider appropriate exercising remedies under this Agreement after the occurrence and during the continuation of an Event of Default. Confidential information does not include information that either: (a) is in the public domain or in Our possession when disclosed to Us, or becomes part of the public domain after disclosure to Us, in each case through no fault of Our own; or (b) is disclosed to Us by a third party, if We do not know that the third party is prohibited from disclosing the information. Notwithstanding the above, each of You hereby consents to the use by Us of the company name and logo of any of You for advertising, promotional and marketing purposes only. Such use may reference the type of credit facility but will not indicate the amount of the credit facility without Your prior written approval.

Working Capital Intercreditor Agreement. This Agreement is subject to the Working Capital Intercreditor Agreement by and between Us and the Working Capital Lender.

21.          DEFINITIONS

Capitalized terms used in this Agreement shall have the following meanings:

“Account” means any “account,” as such term is defined in the UCC, which any of You now own or acquire or in which any of You now hold or acquire any interest and in any event, shall include, without limitation, all accounts receivable, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments) that any of You now own, receive or acquire or belongs or is owed or becomes belonging or owing to any of You (including, without limitation, under any trade name, style or division thereof) whether arising out of goods sold or services that any of You render or from any other transaction, whether or not the same involves the sale of goods or services by any of You (including, without limitation, any such obligation that may be characterized as an account or contract right under the UCC) and all of any of Your rights in, to and under all purchase orders or receipts now owned or acquired by any of You for goods or services, and all of any of Your rights to any goods represented by any of the foregoing (including, without limitation, unpaid seller’s rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), and all monies due or to become due to any of You under all purchase orders and contracts for the sale of goods or the performance of services or both by any of You or in connection with any other transaction (whether or not yet earned by performance on the part of any of You), now in existence or occurring, including, without limitation, the right to receive the proceeds of said purchase orders and contracts, and all collateral security and guarantees of any kind given by any Person with respect to any of the foregoing.

“Advance” has the meaning given to it in Section 1.

“Advance Date” means, with respect to each specific Advance, the day on which We make such Advance to You.

“Advance Request” means any request for an Advance to be executed and delivered from time to time by You to Us in the form attached to this Agreement as Exhibit B.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners, and members.

“Agreement” has the meaning given to it in the Preamble.

“Availability Period” has the meaning set forth in the Table of Terms.

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in the State of California are authorized or required by law or other government action to close.

“Cash” means all cash, money, currency, and liquid funds, wherever held, which any of You own now, hold or acquire any right, title, or interest in.

“Chattel Paper” means any “chattel paper,” as such term is defined in the UCC, now owned or acquired by any of You or in which any of You now hold or acquire any interest.

“Closing Date” means March 1, 2019.

“Collateral” has the meaning given to it in Section 8.

“Collateral Agency Agreement” means that Collateral Agency Agreement entered into among Us as of the Closing Date, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Collateral Agent” has the meaning given to it in the preamble.

“Commitment Amount” has the meaning set forth in the Table of Terms.

“Commitment Date” means the date on which the Part 1 Milestone is satisfied and the Part 1 Commitment Amount is available for borrowing.

“Commitment Increase Request Notice” has the meaning given to it in Section 3.

“Copyright License” means any written agreement granting to any of You any right to use any Copyright or Copyright registration in which agreement You now hold or hereafter acquire any interest.

“Copyrights” means all of the following now owned or acquired by any of You or in which any of You now hold or acquire any interest: (i) all copyrights and copyright rights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country, or pursuant to any convention or treaty; (ii) all registrations of, applications for registration and recordings of any copyright rights in the United States Copyright Office or in any similar office or agency of the United States, any State thereof or any other country; (iii) all continuations, renewals or extensions of any copyrights and any registrations thereof; and (iv) any copyright registrations to be issued under any pending applications.

“Default” means any event that, with the passage of time or notice or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning given to it in Section 7.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, now owned or acquired by any of You or in which any of You now hold or acquire any interest.

“Documents” means any “documents,” as such term is defined in the UCC, now owned or acquired by any of You or in which any of You now hold or acquire any interest.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or commonwealth thereof or the District of Columbia other than any Subsidiary of a Foreign Subsidiary.

“End of Term Payment” has the meaning set forth in the Table of Terms.

“English Share Charge” means the share charge granted by Casper Sleep, Inc in favour of the Collateral Agent in respect of the shares in the English Subsidiary.

“English Subsidiary” means Casper Sleep Limited, a company incorporated under the laws of England and Wales with company number 10049954.

“Equipment” means any “equipment,” as such term is defined in the UCC, and any and all additions, upgrades, substitutions and replacements thereto or thereof, together with all attachments, components, parts, accessions and accessories installed thereon or affixed thereto, now owned or hereafter acquired by any of You or in which any of You now hold or acquire any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Event of Default” has the meaning given to it in Section 14.

“Excluded Accounts” has the meaning given to it in Section 12.

“Excluded Agreements” means (i) the Warrant Agreement; and (ii) any stock purchase agreement, options, or other warrants to acquire, or agreements governing the rights of, any capital stock or other equity security, or any common stock, preferred stock, or equity security issued to or purchased by Us or Our nominee or assignee.

“Facility Fee” has the meaning set forth in the Table of Terms.

“Fixtures” means any “fixtures,” as such term is defined in the UCC, together with any of Your right, title and interest in and to all extensions, improvements, betterments, renewals, substitutes, and replacements thereof, and all additions and appurtenances thereto any, now owned or hereafter acquired by any of You or in which any of You now hold or acquire any interest.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary and includes any Subsidiary (whether or not a Domestic Subsidiary) of a Foreign Subsidiary.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time.

“General Intangibles” means any “general intangibles,” as such term is defined in the UCC, and, in any event, includes proprietary or confidential information (other than Intellectual Property); business records and materials (other than Intellectual Property); customer lists; interests in partnerships, joint ventures, corporations, limited liability companies and other business associations; permits; claims in or under insurance policies (including unearned premiums and retrospective premium adjustments); and rights to receive tax refunds and other payments and rights of indemnification, now owned or acquired by any of You or in which any of You may now or hereafter have any interest.

“Goods” means any “goods,” as such term is defined in the UCC, now owned or hereafter acquired by any of You or in which any of You now hold or acquire any interest.

“Guarantor” means any Person who from time to time may guaranty or provide collateral or other credit support for all or any portion of the Secured Obligations.

“Indebtedness” means, of any Person, at any date, without duplication and without regard to whether matured or unmatured, absolute or contingent: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services; (iv) all obligations of such Person as lessee under capital leases; (v) all obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance, or similar instrument, whether drawn or undrawn; (vi) all obligations of such Person to purchase securities which arise out of or in connection with the sale of the same or substantially similar securities; (vii) all obligations of such Person to purchase, redeem, exchange, convert or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, except to the extent that (A) such obligations remain performable solely at the option of such Person or (B) any such exchange or conversion is made solely for such capital stock; (viii) all obligations to repurchase assets previously sold (including any obligation to repurchase any accounts or chattel paper under any factoring, receivables purchase, or similar arrangement); (ix) obligations of such Person under interest rate swap, cap, collar or similar hedging arrangements; and (x) all obligations of others of any type described in clause (i) through clause (ix) above guaranteed by such Person.

“lndemnitee” has the meaning given to it in Section 13.

“Insolvency Proceeding” means any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each of the foregoing events whether under the United States Bankruptcy Code or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

“Instruments” means any “instrument,” as such term is defined in the UCC, now owned or hereafter acquired by any of You or in which any of You now hold or acquire any interest.

“Intellectual Property” means all Copyrights; Trademarks; Patents; Licenses; source codes; trade secrets; inventions (whether or not patented or patentable); technical information, processes, designs, knowledge and know-how; data bases; models; drawings; websites, domain names, and URL’s, and all applications therefor and reissues, extensions, or renewals thereof; together with the rights to sue for past, present, or future infringement of Intellectual Property and the goodwill associated with the foregoing.

“Inventory” means any “inventory,” as such term is defined in the UCC, now owned or acquired by any of You or in which any of You now hold or acquire any interest, and, in any event, shall include, without limitation, all Goods and personal property that are held by or on any of Your behalf for sale or lease or are furnished or are to be furnished under a contract of service or that constitute raw materials, work in process or materials used or consumed or to be used or consumed in any of Your businesses, or the processing, packaging, promotion, delivery or shipping of the same, and all finished goods, whether or not the same is in transit or in any of Your constructive, actual or exclusive possession or is held by others for any of Your account, including, without limitation, all property covered by purchase orders and contracts with suppliers and all goods billed and held by suppliers and all such property that may be in the possession or custody of any carriers, forwarding agents, truckers, warehousemen, vendors, selling agents or other Persons.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interest or other securities) of any Person, or any loan, advance or capital contribution to any Person.

“Investment Property” means any “investment property,” as such term is defined in the UCC, and includes any certificated security, uncertificated security, money market funds, bonds, mutual funds, and U.S. Treasury bills and notes now owned or hereafter acquired by any of You or in which any of You now hold or acquire any interest.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Joinder Agreement” means a joinder agreement in substantially the form attached as Exhibit E.

“Letter of Credit Rights” means any “letter of credit rights,” as such term is defined in the UCC, now owned or acquired by any of You or in which any of You now hold or acquire any interest, including any right to payment under any letter of credit.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or acquired by any of You or in which any of You now hold or acquire any interest and any renewals or extensions thereof.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and the filing of any financing statement

(other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the UCC or comparable law of any jurisdiction.

“Loan Documents” means this Agreement, the Promissory Notes, all UCC Financing Statements, the Collateral Agency Agreement and applications for registration in connection with the Collateral, and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, including those documents described on the Schedule of Documents attached hereto as Schedule 2, as the same may from time to time be amended, modified, supplemented or restated; provided, that the Loan Documents shall not include any of the Excluded Agreements.

“Loan Term” has the meaning set forth in the Table of Terms.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, properties, assets or financial condition of any of You or all of You as a whole, (ii) the ability of any of You to perform the Secured Obligations in accordance with the terms of the Loan Documents or Our ability to enforce any of Our rights and remedies with respect to the Secured Obligations in accordance with the terms of the Loan Documents, or (iii) the Collateral or Collateral Agent’s Liens on the Collateral or the priority of such Liens.

“Material Foreign Subsidiary” means any Foreign Subsidiary with (a) total assets that represent more than 20% of Your consolidated total assets or (b) gross revenues that represent more than 20% of Your consolidated gross revenues during any fiscal year.

“Merger Event” means (i) any reorganization, consolidation or merger (or similar transaction or series of transactions) by any of You or any of Your subsidiaries, with or into any other Person; (ii) any transaction, including the sale or exchange of outstanding shares of Your capital stock, or the capital stock of any of Your Subsidiaries, in which the holders of such outstanding capital stock of the affected corporation immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain capital stock representing at least 50.0% of the voting power of the surviving corporation of such transaction or series of related transactions (or the parent corporation of such surviving corporation if such surviving corporation is wholly owned by such parent corporation), in each case without regard to whether You or any of Your subsidiaries are the surviving corporation, or (iii) the sale, license or other disposition of all or substantially all of Your assets, or the assets of any of Your subsidiaries.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

“Paid in Full” means, with respect to the Secured Obligations, that: (a) all of such Secured Obligations (other than (i) contingent indemnification or reimbursement obligations not yet due and payable, or (ii) other obligations which, by their terms, survive termination of the documents relating to such Secured Obligations) have been paid, performed or discharged in full (with all such Secured Obligations consisting of monetary or payment obligations having been paid in full in cash or cash equivalents), regardless of whether any such amounts are allowed or allowable in any Insolvency Proceeding, and (b) no Person has any further right to obtain any Advances or other extensions of credit hereunder. “Payment in Full” and words of like import shall have a correlative meaning.

“Part 1 Milestone” means that You have issued and sold additional shares of Your preferred stock since February I, 2019, for aggregate gross cash proceeds of at least $25,000,000 (excluding any amounts received upon conversion or cancellation of indebtedness).

“Part Exposure” means, as of any time of determination with respect to any Lender with respect to any Part, the sum of(a) the unfunded Commitment Amount of such Lender with respect to such Part and (b) the aggregate amount of such Lender’s portion of the aggregate outstanding principal amount of Advances under such Part.

“Parts” has the meaning given to it in Section 3.

“Patent License” means any written agreement granting to You any right with respect to any invention or Patent in which You now hold or acquire any interest.

“Patents “ means all of the following now owned or acquired by any of You or in which any of You now hold or acquire any interest: (a) all patents, or rights corresponding thereto, issued or registered in the United States or any other country, (b) all applications for patents, or rights corresponding thereto in, the United States or any other country; (c) all reissues, reexaminations, continuations, divisions, continuations-in-part, or extensions of the foregoing patents and/or applications; (d) all patents to be issued under any of the foregoing applications; and (e) all foreign counterparts of the foregoing patents and/or applications.

“Patriot Act” means the USA PATRIOT Improvement and Reauthorization Act of 2005.

“Permitted Indebtedness” means (a) Indebtedness of any of You in favor of Us; (b) Indebtedness existing at the Closing Date and disclosed on Schedule 1; (c) Indebtedness incurred for the acquisition of services, supplies or inventory on normal trade credit in the ordinary course of business; (d) subject to the Working Capital Intercreditor Agreement, the Square One Facility in amount not to exceed the Senior Debt Cap (as defined in the Working Capital Intercreditor Agreement) or if the Square One Facility is replaced, Indebtedness under the Working Capital Loan Facility so long as the aggregate outstanding amount thereof (including advances, bank services, letters of credit, contingent obligations and the like) does not at any time exceed Twenty-Five Million Dollars ($25,000,000) in the aggregate of which advances other than bank services (which bank services shall include corporate credit cards, letters of credit and contingent obligations); (e) [reserved]; (f) Subordinated Indebtedness, (g) Indebtedness consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements entered into in the ordinary course of business (but not for speculative purposes) and designated to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices; (h) other unsecured Indebtedness in an aggregate amount not to exceed $500,000 at any time, provided that both at the time of and immediately after giving effect to the incurrence thereof, no Event of Default shall have occurred and be continuing or result therefrom; (i) reimbursement obligations under corporate credit cards incurred in the ordinary course of business in an aggregate amount outstanding not to exceed $3,500,000 at any given time; (ii) Indebtedness under (1) letters of credit backstopped by a letter of credit or similar undertaking issued under the Working Capital Facility, or which otherwise reduce the amount available under the Working Capital Facility’s Ancillary Services Sublimit (as defined in the Working Capital Facility) and (2) any other letters of credit (other than those issued under the Working Capital Facility), provided that the aggregate amounts under this clause (2) shall not exceed $5,000,000 at any time outstanding; (k) extensions, refinancings, modifications, amendments and restatements of any item of Permitted Indebtedness (a) though (k) above, provided that the principal amount thereof is not increased; (l) Indebtedness consisting of intercompany journal entries made in connection with cost sharing or transfer pricing transactions, provided that all such transactions are cashless and (m) Indebtedness that constitutes a Permitted Investment.

“Permitted Investment” means (a) Investments that are in existence on the Closing Date and disclosed on Schedule 1; (b) Investments in domestic certificates of deposit issued by, and other domestic investments with, financial institutions organized under the laws of the United States or a state thereof, having at least One Hundred Million Dollars ($100,000,000) in capital and a rating of at least “investment grade” or “A” by Moody’s or any successor rating agency; (c) Investments in marketable obligations of the United States of America and in open market commercial paper given the highest credit rating by a national credit agency and maturing not more than one year from the creation thereof; (d) so long as no Event of Default has occurred and is continuing, temporary advances to employees to cover incidental expenses to be incurred in the ordinary course of business, in an aggregate outstanding amount not to exceed $50,000 at any time; (e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; (t) Investments made by any of You in or to any Subsidiary, provided that Investments in or to any Subsidiary that is not a Borrower or a Guarantor shall be limited to (1) Investments described on Schedule 1 or (2) made after the Closing Date in an aggregate amount pursuant to this clause (2) not to exceed $6,000,000 during any fiscal year; provided, further that: (A) in the case of any Investment made in the form of a loan or advance to a Subsidiary other than You, such Subsidiary shall have executed and delivered to You, prior to any such loan or advance being made, a demand note (each, an “lntercompany Note”) to evidence any such intercompany indebtedness owing at any time by such Subsidiary to You, which Intercompany Note shall be in form and substance reasonably satisfactory to Us and shall be pledged and delivered to Us as additional Collateral for the Secured Obligations; (B) each of You and such Subsidiary shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to Us; (C) in the case of such Investments that consist of a intercompany loan or advance made by You to such Subsidiary, at the time of such Investment and after giving effect thereto, each of You and such Subsidiary shall be Solvent; and (D) no Event of Default would occur and be continuing after giving effect to any such proposed intercompany Investment that consists of a loan or advance; (g) other Investments in an aggregate amount not to exceed $1,000,000 in any fiscal year; and (h) Investments corresponding to amounts in item (h) of the definition of Permitted Indebtedness, consisting of intercompany journal entries made in connection with cost sharing or transfer pricing transactions, provided that all such transactions are cashless.

“Permitted Liens” means any and all of the following: (i) Liens in favor of Collateral Agent; (ii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided that such Liens do not have priority over any of the Liens of Collateral Agent and You maintain adequate reserves in accordance with GAAP; (iii) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Your business and imposed without action of such parties, provided that the payment thereof is not yet required and that such Liens do not have priority over any of the Liens of Collateral Agent; (iv) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (v) the following deposits, to the extent made in the ordinary course of Your business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vi) Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums; (vii) [reserved]; (viii) Liens in favor of the Working Capital Lender arising under the Working Capital Loan Facility, subject to the Working Capital Intercreditor Agreement; (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods; (x) Liens in favor of financial institutions arising in connection with deposit or securities accounts held at such financial institutions, provided that such Liens only secure fees and service charges and customary chargebacks or reversals of credits associated with such accounts; (xi) Liens existing on the Closing Date and disclosed on Schedule 1; (xii) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i), (vi), (vii) and (viii) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase; (xiii) Lien securing Indebtedness permitted pursuant to clauses (i) and G) of the definition of Permitted Indebtedness so long as such Liens are limited to Cash collateral accounts in amounts equal to or less than the amount of such Indebtedness (provided You will use commercially reasonable efforts to provide a subordinated account control agreement with regard to the Cash collateral accounts (which shall not apply to your American Express credit cards)); (xiv) non-exclusive licenses or non-perpetual exclusive licenses of Intellectual Property granted to third parties with respect to geographic area, fields of use and customized products for specific customers that would not result in a transfer of title of the licensed property under applicable law, all given in the ordinary course of Your business; and (xv) Liens in favor of custom and revenue authorities arising as a matter of law to secure the payment of custom duties in connection with the importation of good.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Prepayment Fee” has the meaning given to it in Section 9.

“Pro Rata Share” means, as of any date of determination with respect to a Lender’s obligation to make all or a portion of any Advance under any Part or such Lender’s right to receive payments of interest, fees, and principal with respect to such Part or Advances under such Part and with respect to all other computations and other matters related to such Part or Advances thereunder, the percentage obtained by dividing (a) the Part Exposure of such Lender with respect to such Part by (b) the aggregate Part Exposure of all Lenders with respect to such Part.

“Proceeds” means “proceeds,” as such term is defined in the UCC and, in any event, shall include, without limitation, (a) any and all Accounts, Chattel Paper, Instruments, Cash or other proceeds payable to any of You from time to time in respect of the Collateral, (b) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any of You from time to time with respect to any of the Collateral, (c) any and all payments (in any form whatsoever) made or due and payable to any of You from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any Person acting under color of governmental authority), (d) the proceeds, damages, or recovery based on any claim of any of You against third parties (i) for past, present or future infringement of any Copyright, Copyright License, Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Trademark or Trademark License or for injury to the goodwill associated with any Trademark, Trademark registration or Trademark licensed under any Trademark License; and (e) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Promissory Note” has the meaning given to it in Section 2.

“PT” means Pacific Time.

“Receivables” means (i) all of any of the Accounts, Instruments, Documents, Cash, Chattel Paper, Supporting Obligations, letters of credit, proceeds of a letter of credit, and Letter of Credit Rights of any of You, and (ii) all customer lists, software, and related business records.

“Secured Obligations” means Your joint and several obligations to repay to Us all Advances (whether or not evidenced by any Promissory Note), together with all principal, interest, fees, costs, professional fees and expenses, and other liabilities or obligations for monetary amounts owed by any of You to Us, including the indemnity and insurance obligations in Sections l 0, 13 and 20 hereof and including such amounts as may accrue or be incurred before or after default or workout or the commencement of any liquidation, dissolution, bankruptcy, receivership or reorganization by or against any of You, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, and all covenants and duties of any kind or nature, present or future, arising under this Agreement, the Promissory Notes, or any of the other Loan Documents, as the same may from time to time be amended, modified, supplemented or restated, whether or not such obligations are partially or fully secured by the value of Collateral; provided, that the Secured Obligations shall not include any of the Indebtedness or obligations of any of You arising under or in connection with the Excluded Agreements.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Square One Facility” means that certain Loan and Security Agreement, dated as of April 27, 2016, by and between You and Pacific Western Bank, a California state chartered bank, together with its successors and assigns (“Pacific Western Bank”), as amended by that certain First Amendment to Loan and Security Agreement, dated as of November 20, 2017, that certain Second Amendment to Loan and Security Agreement, dated as of August 14, 2018, that certain Third Amendment to Loan and Security Agreement, dated as of December 12, 2018, and that certain Fourth Amendment and Joinder to Loan and Security Agreement, dated as of the Closing Date, as the same may be further amended, amended and restated or otherwise modified from time to time.

“Subordinated Indebtedness” means Indebtedness (i) approved by Us and (ii) subordinated to the Secured Obligations on terms and conditions reasonably acceptable to Us, including without limiting the generality of the foregoing, subordination of such Indebtedness in right of payment to the prior payment in full of the Secured Obligations, the subordination of the priority of any Lien at any time securing such Indebtedness to Collateral Agent’s Liens in Your assets and properties, and the subordination of the rights of the holder of such Indebtedness to enforce its junior Lien following an Event of Default hereunder pursuant to a written subordination agreement approved by Us.

“Subsidiary” means, with respect to any Person, any Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person.

“Supporting Obligations” means any “supporting obligations,” as such term is defined in the UCC, now owned or acquired by any of You or in which any of You now hold or hereafter acquire any interest.

“Table of Terms” means the table of terms on Pages l through 6 of this Agreement.

“TPC” means TriplePoint Capital LLC, a Delaware limited liability company.

“TPVG” means TriplePoint Venture Growth BOC Corp., a Maryland corporation.

“Trademark License” means any written agreement granting to You any right to use any Trademark or Trademark registration now owned or hereafter acquired by any of You or in which any of You now hold or hereafter acquire any interest.

“Trademarks” means all of the following property now owned or hereafter acquired by any of You or in which any of You now hold or hereafter acquire any interest: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and any applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof and (b) reissues, extensions or renewals thereof.

“Trading with the Enemy Act” means the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.).

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Collateral Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions. Unless otherwise defined herein or in the other Loan Documents terms that are defined in the UCC and used herein or in the other Loan Documents shall have the meanings given to them in the UCC.

“Upon Request and Additional Approval” has the meaning given to it in Section 3.

“Warrant Agreements” means each of the Warrant Agreements dated the date hereof between You and each Lender and issued in connection with this Agreement and any other warrant agreement between You and any Lender issued in connection with this Agreement.

“Working Capital Intercreditor Agreement” means (a) that certain Subordination Agreement dated as of the Closing Date by and between Us and Pacific Western Bank as the Working Capital Lender or (b) in the event of a new Working Capital Lender, an intercreditor agreement entered into between Us (or Collateral Agent on behalf of Us) and the Working Capital Lender on terms acceptable to Us in Our sole discretion.

“Working Capital Lender” means (a) Pacific Western Bank so long as the Square One Facility is in place or (b) a commercial bank regularly engaged in the business of lending money (excluding venture capital lenders, non-bank venture capital lenders, investment banking or similar institutions which sometimes engage in lending activities but which are primarily engaged in investments in equity securities) party to a Working Capital Intercreditor Agreement.

“Working Capital Loan Facility” means the Square One Facility in amount not to exceed the Senior Debt Cap (as defined in the Working Capital Intercreditor Agreement) or any replacement formula based revolving line of credit provided by the Working Capital Lender entered into on or after the Closing Date pursuant to which the Working Capital Lender makes advances based on the value of Your Accounts in an amount not to exceed $25,000,000 at any time.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. The terms “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole, including all Exhibits, Annexes and Schedules, and not to any particular Section, subsection or other subdivision.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation,” the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by this Agreement and the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied.

(Signatures to Follow)

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the day and year first above written.

BORROWER:	You: CASPER SLEEP INC.
	Signature:	/s/ Greg MacFarlane
	Print Name:	Greg Macfarlane
	Title:	Chief Financial Officer

You: CASPER SLEEP RETAIL LLC
	Signature:	/s/ Greg MacFarlane
	Print Name:	Greg Macfarlane
	Title:	Treasurer

You: CASPER SCIENCE LLC
	Signature:	/s/ Greg MacFarlane
	Print Name:	Greg Macfarlane
	Title:	Treasurer

Accepted in Menlo Park, California:

LENDERS:	TPVG: TRIPLEPOINT VENTURE GROWTH BDCCORP.

	Signature:	/s/ Andrew Olson
	Print Name:	Andrew Olson
	Title:	CFO

TPC: TRIPLEPOINT CAPITAL LLC

	Signature:	/s/ Andrew Olson
	Print Name:	Andrew Olson
	Title:	CFO

COLLATERAL AGENT:	TRIPLEPOINT VENTURE GROWTH BDCCORP.

	Signature:	/s/ Andrew Olson
	Print Name:	Andrew Olson
	Title:	CFO

[SIGNATURE PAGE TO PLAIN ENGLISH GROWTH CAPITAL LOAN AND SECURITY AGREEMENT]

Table of Exhibits and Schedules

Exhibit A	Promissory Note

Exhibit B	Advance Request

Exhibit C	Certificate of Perfection

Exhibit D	Certificate of Compliance

Exhibit E	Form of Joinder Agreement

Exhibit F	Managerial Assistance Acknowledgement Letter

Schedule 1	Existing Indebtedness, Liens and Investments

Schedule 2	Schedule of Documents

by any Person, including any Person participating in any capacity in any Advance(s) under this Promissory Note.

This Promissory Note has been negotiated and delivered to Lender and is payable in the State of California. This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

[Signature Page to Promissory Note to Follow]

BORROWER:	You: CASPER SLEEP INC.
Signature:
Print Name:
Title:

You: CASPER SLEEP RETAIL LLC
Signature:
Print Name:
Title:

You: CASPER SCIENCE LLC
Signature:
Print Name:
Title: